EXHIBIT 10.9
*Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment which has been filed separately with the SEC.
KRISTALOSE AGREEMENT
Between
CUMBERLAND PHARMACEUTICALS INC.
And
INALCO BIOCHEMICALS, INC.
And
INALCO S.P.A.
APRIL 2006

TABLE OF CONTENTS

1. DEFINITIONS	1

2. REGULATORY APPROVAL, MARKETING AND DISTRIBUTION	6

3. TERM AND TERMINATION	16

4. PAYMENTS	18

5. CONFIDENTIALITY	20

6. PROTECTION AND OWNERSHIP OF INTELLECTUAL PROPERTY	22

7. REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION	23

8. GENERAL	27

9. ARBITRATION	29

EXHIBIT A — Minimum Purchases

EXHIBIT B — Patents

EXHIBIT C — Transition Plan

EXHIBIT D — Specifications

EXHIBIT E — Adverse Event Reporting
 i

THIS AGREEMENT, by and among CUMBERLAND PHARMACEUTICALS INC. (“CUMBERLAND”), a corporation organized and existing under the laws of the State of Tennessee, U.S.A., with its principal place of business located at 2525 West End Avenue, Suite 950, Nashville, Tennessee, U.S.A., 37203, and INALCO BIOCHEMICALS, INC., a corporation organized and existing under the laws of California, with its principal place of business located at 3440 Empresa Drive, Suite A, San Luis Obispo, California 93401 (“INALCO U.S.”), and INALCO S.p.A., a corporation organized and existing under the laws of Italy, with its principal place of business located at Via Calabiana 18, 20139 Milan, Italy (“INALCO ITALY”) (INALCO U.S. and INALCO ITALY are hereinafter collectively referred to as “INALCO”) is entered into as of the day of April, 2006 (the “Execution Date”).
RECITALS
WHEREAS, INALCO is negotiating the acquisition of the Kristalose Trademark from Mylan Laboratories Inc. and this Agreement is conditional upon the successful acquisition of the Kristalose Trademark;
WHEREAS, INALCO owns or has the right to use all Intellectual Property Rights related to the Product (each as defined herein);
WHEREAS, CUMBERLAND is a pharmaceutical company with capabilities in the marketing, development, registration and distribution of various pharmaceutical products in the Territory;
WHEREAS, INALCO has obtained and is willing to seek all necessary regulatory approvals for the marketing and distribution of the Product in the Territory (as defined herein);
WHEREAS, CUMBERLAND wishes to acquire the exclusive distribution and marketing rights to the Product in the Territory, in accordance with and subject to the terms and conditions set forth in this Agreement;
WHEREAS, INALCO is willing to grant an exclusive license to CUMBERLAND to market and distribute the Product in the Territory;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by the parties as follows:
1. DEFINITIONS
1.1	Affiliate shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with, such Person. A Person shall be regarded as in control of another Person if such Person owns, or directly or indirectly controls, more than fifty percent (50%) of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if such Person directly or indirectly possesses the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities, by contract or any other means whatsoever.

1.2	Agreement shall mean this Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; “Article”, “Section”, “Subsection” or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

1.3	ANDA shall mean any Abbreviated New Drug Application covering the Product and filed with the FDA pursuant to the U.S. Federal Food, Drug, and Cosmetic Act, as amended, or any regulations thereunder.

1.4	Calendar Quarter shall mean each three (3) month period ending March 31, June 30, September 30, and December 31.

1.5	Certificate of Analysis means a document which is signed and dated by a duly authorized representative of INALCO certifying that the Product conforms with the Product Specifications.

1.6	Competent Authority shall mean each and every Governmental Body from which approvals are required for the manufacture, marketing, distribution or sale of the Product within the Territory.

1.7	Confidential Information shall have the meaning set forth in Subsection 5.1(A) hereof.

1.8	Delivery Date is the date of delivery for Products agreed to by the parties.

1.9	Effective Date shall mean the date on which an authorized representative of INALCO certifies in a writing delivered to CUMBERLAND that INALCO has met all requirements in order to transfer exclusive marketing and distribution rights to the Product in accordance with this Agreement, including without limitation, obtaining all rights to the Trademarks from Mylan Pharmaceuticals, Inc.; provided that such certificate must be in a form reasonably satisfactory to CUMBERLAND.

1.10	FDA shall mean the U.S. Food and Drug Administration.

1.11	Governmental Body shall mean (i) any domestic or foreign national, federal, provincial, state, municipal or other government or body, (ii) any international or multilateral body, (iii) any subdivision, ministry, department, secretariat, bureau, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies, or (v) any domestic, foreign, international, multilateral, or multinational judicial, quasi-judicial, arbitration or administrative court, grand jury, tribunal, commission, board or panel.

1.12	Independent Analyst is an analyst which is acceptable to the parties for the purposes of Sections 2.7(C) or 2.10.

1.13	Intellectual Property Rights shall mean whether or not reduced to writing, all discoveries, inventions, all rights to inventions, patents, patent applications and issued patents, data, including patient records, proprietary formulation, non-clinical and clinical data, FDA registrations, market information and plans, designs, design applications and design registrations, trade marks, trade mark applications, trade mark registration, trade names, trade dresses, service marks, logos (whether registered or unregistered), copyright, copyright applications and registrations, and all other rights and intellectual property relating to the Product now or hereafter owned, held or used by INALCO or any of its Affiliates or Subsidiaries; without limiting the generality of the foregoing, Intellectual Property Rights shall include the Patent Rights, the Trademarks, the Know-How (each as defined herein) and all other rights and intellectual property now or hereafter owned, held or used by INALCO or any of its Affiliates or Subsidiaries.

1.14	Know-How shall mean all know-how, information, data, knowledge, discoveries, trade secrets, works, data, analytical reference materials and confidential or proprietary processes relating to the Product or to the manufacturing, distribution or sale of the Product in the Territory, and other information relating to the Product, owned or developed by, in the possession of, known to or used by INALCO or its Affiliates or Subsidiaries prior to the Effective Date. Without limiting the generality of the foregoing, Know-How shall include all techniques, technology, processes, and know-how related to production and purification of the Product, including systems for fully processing and purifying the Product; types and configuration of processing equipment; lists of suppliers, customers and prospective customers; market research data and reports, customer segmentation reports, detail pieces and any other marketing information relating to Product; development plans; methods of operation and management; cost control methods of setting prices; reporting methods; quality assurance programs; information systems; training manuals; databases; production solutions; financial information; and all other trade secrets of INALCO.

1.15	Labels shall mean all labels and packaging and other written, printed, or graphic matter approved by the Competent Authority upon or containing: (i) the Product or any packaging, container or wrapper utilized with the Product, and (ii) any written material accompanying the Product, including without limitation, package inserts, produced by INALCO with CUMBERLAND’s prior written approval.

1.16	Laws shall mean:
(i)	all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international;

(ii)	all judgments, orders, writs, injunctions, decisions, rulings, decrees, and awards of any Governmental Body; and

(iii)	all policies, practices and guidelines of any Governmental Body;
in each case binding on or affecting the party or Person referred to in the context in which such word is used; and “Law” shall mean any one of them.
1.17	Listing means obtaining approval from the relevant pricing authority in the Territory to qualify the Product for price reimbursement and/or (as appropriate) obtaining formulary listing approval in the Territory.

1.18	Minimum Purchases shall mean the minimum number of commercial pouches of the Product that CUMBERLAND must purchase, as set forth in Exhibit A.

1.19	Mylan shall have the meaning set forth in Section 2.5(A).

1.20	Net Sales shall mean the aggregate amount billed by CUMBERLAND for the sale of the Product, less returns, buying group chargebacks, group purchasing organization administrative fees, managed care organization rebates, sales/purchasing discounts, prompt payment discounts, federally mandated discounts or rebates, state medical assistance program rebates and discounts, adjustments for quantities shipped, and other discounts and fees, all as determined on an accrual basis.

1.21	Order is defined in Section 2.6(C).

1.22	Patent Rights shall mean all issued patents and patent applications relating to the Product in the Territory, whether owned by INALCO or its Affiliates or Subsidiaries and/or made available in any other way to INALCO or its Affiliates or Subsidiaries, including those listed in Exhibit B hereto, and every divisional, continuation, continuation-in-part, substitution and confirmation application based thereon, and any reissue or extension based on any of the foregoing.

1.23	Person shall mean an individual, corporation, company, co-operative, partnership, organization or any similar entity.

1.24	Product shall mean INALCO’s pharmaceutical product lactulose crystals sold under the Kristalose® trademark or any other trademark agreed by the parties, containing the Label and packaged for sale in 10-gram and 20-gram pouches and all other strengths and dosage forms.

1.25	Product Drug Master File shall mean all confidential reference files submitted to the FDA or other applicable Competent Authorities in the Territory for use in the review of the ANDA or in connection with obtaining or maintaining Regulatory Approval for the Product in the Territory.

1.26	Product Payments shall have the meaning set forth in Section 4.3.

1.27	Product Specifications means the specifications contained in Exhibit D or any later approved specification of the Products by the Competent Authority in the Territory which may also include specifications for packaging material, labeling and product information.

1.28	Regulatory Approval(s) shall mean all approvals, licenses, registrations, or authorizations of any Competent Authority necessary for the manufacturing, marketing, distribution and/or sale of the Product in the Territory.

1.29	Royalty Payment shall have the meaning set forth in Section 4.2.

1.30	Subcontractor shall mean a Third Person to whom either party hereto has delegated responsibilities under this Agreement.

1.31	Subsidiaries shall mean any and all existing and future subsidiaries of Inalco S.p.A. and/or Inalco Biochemicals, Inc. and their Affiliates, or of Cumberland Pharmaceuticals Inc. and its Affiliates.

1.32	Term shall mean the term of this Agreement, as set forth in Section 3.1.

1.33	Territory shall mean the U.S., subject to potential modifications pursuant to Section 4.2, Exhibit A, and the following understandings:
(a)	As of the Effective Date of this Agreement, INALCO does not have Regulatory Approval for the Product in Canada.

(b)	INALCO cannot guarantee that Regulatory Approval will be granted for the Product in Canada.

(c)	CUMBERLAND and INALCO agree to cooperate reasonably to determine the feasibility of and develop a strategy for registering and commercializing the Product in Canada. Upon mutual agreement between INALCO and CUMBERLAND that commercialization of the Product in Canada is justified, INALCO will act in good faith in order to obtain the Regulatory Approvals required to register the Product in Canada, and at such time as the Regulatory Approvals are obtained, the Territory shall be deemed to include Canada.

(d)	In the event that Regulatory Approval in Canada is granted and CUMBERLAND is not actively marketing and distributing the Product in Canada (as evidenced by its distribution of the Product in such country or by entering into an agreement with a Subcontractor to market and distribute the Product) within two (2) years of the date of issuance of Regulatory Approval for the Product in Canada, then INALCO has the right to remove Canada from the defined Territory upon ninety (90) days written notice to CUMBERLAND.
1.34	Third Person shall mean any Person other than one of the parties hereto or an Affiliate or Subsidiary of one of the parties hereto.

1.35	Trademarks shall mean all trademarks, trademark applications and registrations, trade names, trade dresses, service logos and other designations of origin owned by INALCO or its Affiliates or Subsidiaries pursuant to Section 6 and used on or in connection with the Product, whether registered or not, including without limitation, Kristalose®.

1.36	U.S. shall mean the United States of America and each of its territories and possessions.

1.37	Valid Claim shall mean, with respect to the Patent Rights; (i) a claim of an issued and unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or other Governmental Body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (ii) a claim included in a pending patent application that is actively prosecuted and which has not been cancelled, withdrawn, finally determined to be unallowable by the applicable Governmental Body pursuant to an unappealable decision and/or abandoned in accordance with the terms hereof.

1.38	Year shall mean the twelve (12) month period commencing on the first date that INALCO delivers an order of Product to CUMBERLAND pursuant to this Agreement, and each twelve month period beginning on the anniversary thereof.
2. REGULATORY APPROVAL, MARKETING AND DISTRIBUTION
2.1	Regulatory Approval. INALCO shall, at INALCO’s expense, secure with the least possible delay, and maintain Regulatory Approval for the Product from all relevant Competent Authorities in the Territory, and fulfill any reasonable additional requirements for approval from the Competent Authorities in the Territory. All registrations and approvals obtained shall be the sole and exclusive property of INALCO. INALCO agrees to provide additional information in its possession or control to support CUMBERLAND in answering or attending to any queries or requests of the Competent Authorities in relation to the Product.

2.2	Know-How. INALCO hereby grants to CUMBERLAND, and CUMBERLAND hereby accepts, an exclusive license to use the Know-How to the extent reasonably required by CUMBERLAND in order to market, distribute, advertise, promote and sell the Product in the Territory in accordance with and subject to the terms and conditions set forth herein.

2.3	Trademarks. INALCO is negotiating the acquisition of the Kristalose Trademark from Mylan Laboratories Inc. and this Agreement is conditional upon the successful acquisition of the Kristalose Trademark. INALCO hereby grants to CUMBERLAND, and CUMBERLAND hereby accepts, an exclusive license to use the Trademarks on the Product and in connection with the marketing, advertisement, promotion, distribution and sale of the Product in the Territory during the Term. In order to have authority to grant such license to CUMBERLAND, INALCO agrees to obtain all rights to the Trademarks from Mylan Pharmaceuticals, Inc., prior to the Effective Date hereof.

2.4	Patent Rights. INALCO hereby grants to CUMBERLAND, and CUMBERLAND hereby accepts, an exclusive license to the Patent Rights for purposes of marketing, distribution, and sale of the Product in the Territory during the Term.

2.5	Certain Responsibilities of INALCO.

A.	Transition Plan. Prior to the Effective Date, INALCO will submit to CUMBERLAND for consideration a transition plan for Mylan Pharmaceuticals Inc. (“Mylan”) to transfer commercial responsibilities for the Product to CUMBERLAND, which plan will include accurate and complete customer lists, customer data, customer contracts, and market, financial and other information relating to the Product, as well as provisions for transitioning Product inventory, Product returns and chargebacks processing, government reporting, and regulatory reporting. The transition plan will also include Mylan’s commitment to processing and payment of rebates, returns and chargebacks for Product sold by Mylan. The transition plan shall also include Mylan’s commitment to provide information necessary to comply with the CMS Medicaid Drug Rebate Program Release Number 48, which requires that a termination date be supplied equal to the shelf life of the last lot sold under the old NDC number, as well as pricing data extending four (4) Calendar Quarters beyond the shelf life. The transition plan shall be finalized after INALCO and CUMBERLAND agree to any amendments thereto, and in any event, the parties hereto agree to finalize the transition plan on or before the thirtieth (30th) day after the Effective Date. The transition plan shall be attached hereto as Exhibit C when it is completed and shall be a part of this Agreement effective as of the date thereof. INALCO shall complete all of its responsibilities under the transition plan. At all times until such transition plan has been completed, INALCO shall make best efforts to resolve any outstanding items in the transition plan as promptly as possible.

B.	Exclusive Appointment. INALCO hereby appoints CUMBERLAND as exclusive (even as to INALCO) distributor, marketer, advertiser, promoter, and seller of the Product in the Territory during the Term. INALCO will not without CUMBERLAND‘s prior written approval, itself promote, sell or distribute, nor appoint nor allow any third party to promote, sell or distribute in the Territory any presentation of the Product nor any product which competes with the Product; provided that INALCO may make sales in the Territory of its liquid lactulose products in existence as of the date hereof. INALCO will ensure that its Affiliates and licensees do not supply the Products to any other party which it knows, or has reasonable grounds for suspecting, will store, promote, sell or distribute the Products in or to the Territory.

C.	Maintenance of Patent Rights and Trademark. INALCO shall diligently prosecute and maintain Patent Rights and the Trademarks at its own expense throughout the Territory in accordance with Article 6.

D.	Supply of the Product. INALCO shall manufacture, package or have packaged, and supply the Product to CUMBERLAND for resale during the Term. Except as otherwise set forth in the transition plan pursuant to Section 2.5(A) for the first one-hundred-twenty (120) days of the Term, INALCO shall manufacture, label, store, and ship the Product with existing packaging from Mylan. At the end of one hundred twenty (120) days or sooner pursuant to the written agreement of both parties hereto, INALCO shall manufacture, label, store, and ship the Product with packaging designed by CUMBERLAND. INALCO shall deliver the Product to CUMBERLAND in finished packages that shall include the CUMBERLAND NDC number and logo.

E.	Provide Promotional Pouches. INALCO shall provide up to 1,000,000 promotional pouches of Product to CUMBERLAND per Year upon request at a price per pouch as set forth in Section 4.3 for Promotional Unit Payments. In the event that CUMBERLAND identifies the need for additional promotional pouches in any given Year, the parties agree to negotiate in good faith regarding the price and delivery of such additional pouches.

F.	Product Specifications. INALCO shall manufacture all Product in compliance with (i) the Product DMF as submitted to the FDA, (ii) the FDA’s Good Manufacturing Practices, as promulgated under the U.S. Food, Drug and Cosmetic Act, as amended, (iii) the Abbreviated New Drug Application for the Product, (iv) the Patent Rights, and (v) all other applicable Laws, requirements and regulations of the FDA or other applicable Competent Authorities. In no event will INALCO implement any alteration (that requires approval of the Competent Authority) to the materials or processes described in the Drug Master File in relation to any of the Products supplied to CUMBERLAND under this Agreement until INALCO has provided reasonable prior written notice of such alteration to CUMBERLAND and the Competent Authority in the Territory has approved all requisite amendments to the applicable Regulatory Approval. INALCO will not change the Product Specifications during the Term without CUMBERLAND’s prior written consent. INALCO shall provide for or arrange on-site inspections of each of the facilities related to manufacturing or packaging the Product at least one time per year by authorized representatives of CUMBERLAND at any time during regular business hours and shall provide all reasonably requested information to confirm that the Product is manufactured and packaged in accordance with the Specifications.

G.	Fulfillment of Regulatory Requirements. INALCO shall maintain all Regulatory Approvals for the Product required to enable the Product to be sold in the Territory at its own expense. INALCO shall maintain and fulfill all applicable regulatory requirements with respect to the Product, including reporting and pharmacovigilance in the Territory, and shall fully cooperate with CUMBERLAND to fulfill and meet all requirements imposed by applicable law. INALCO shall inform CUMBERLAND of any governmental submissions relating to the Product.

H.	Adverse Events. INALCO shall promptly notify CUMBERLAND of any event that materially affects or could materially affect the marketing of the Product. With respect to adverse events, the parties hereto shall report such events to Competent Authorities per Exhibit E, Adverse Event Reporting.

I.	Additional Markets. At any time during the Term, CUMBERLAND may notify INALCO of its interest in distributing the Product in a country outside of the Territory for which INALCO does not, as of the date of such notice, already have a distribution arrangement in effect or pending, as evidenced by a fully executed letter of intent. For up to ninety (90) days after providing such notice, the parties hereto shall negotiate in good faith toward developing an agreement for marketing and distribution rights for the Product in the relevant country(ies).

J.	Delivery of Product. INALCO shall deliver Product to Cumberland in a timely manner and in compliance with specifications for the Product and its packaging in accordance with Section 2.11, et seq.

2.6	Certain Responsibilities of CUMBERLAND.
A.	Marketing Plans. Within sixty (60) days after the Effective Date, CUMBERLAND shall provide INALCO with a summary of marketing plans for the Product in the Territory, including five (5) year sales forecasts. CUMBERLAND shall provide updated marketing plans thereafter on an annual basis.

B.	Package Design. Except as otherwise set forth in Section 2.5(D), CUMBERLAND, at its expense, shall design all labeling and exterior packaging to be used on the Product. CUMBERLAND shall provide such package designs to INALCO within thirty (30) days of the Effective Date. In the event of a change in the package design for the Product, CUMBERLAND shall notify INALCO of the package design at least one hundred fifty (150) days prior to its required use thereof. All labeling and packaging designs for the Product must be in compliance with the rules and regulations of all Competent Authorities. CUMBERLAND shall not implement any changes in labeling and packaging for the Product unless CUMBERLAND has INALCO’s prior written consent, not to be unreasonably withheld or delayed. INALCO and CUMBERLAND agree to work together to minimize cost increases related to packaging design changes.

C.	Purchase Orders. CUMBERLAND shall submit to INALCO a purchase order setting forth the quantity of Product ordered, Delivery Date, destination, and any other delivery instructions at least ninety (90) days in advance of its requested Delivery Date for such purchase order. INALCO will respond to CUMBERLAND promptly after receipt of any purchase order, and each such response shall (i) accept the Delivery Date or (ii) reject the Delivery Date and propose an alternative Delivery Date. When such a purchase order for Product is accepted in writing or by facsimile, it shall become binding upon INALCO and CUMBERLAND, and shall not be changed or cancelled by CUMBERLAND without written approval of INALCO. Such approval shall not be unreasonably withheld or delayed.

D.	Rolling Forecasts. Within thirty (30) days after the Effective Date, and every thirty (30) days thereafter, CUMBERLAND shall complete and provide INALCO a twelve (12) month rolling forecast of its projected monthly purchases of the Product and shall adjust them thereafter on a monthly basis.

E.	Minimum Purchases. CUMBERLAND agrees to meet Minimum Purchases annually in accordance with Exhibit A.

F.	Sales Reports. Within thirty (30) days after each month in which CUMBERLAND sells any Product to a third party, CUMBERLAND shall prepare and provide INALCO with a monthly sales report for the Product.

G.	Compliance. CUMBERLAND shall market, distribute, and sell the Product in the Territory in accordance with applicable Laws.

H.	Adverse Drug Experiences. CUMBERLAND shall provide reasonable cooperation and assistance to INALCO in the investigation of complaints and adverse events with respect to the Product (see Exhibit E). Each party will bear its own expenses associated with its duties set forth in Exhibit E.

I.	Interaction with DDMAC. CUMBERLAND shall be responsible for interacting with the FDA Division of Drug Marketing, Advertising and Communication regarding the Product.

J.	Formulary Listings. CUMBERLAND shall be responsible for filing and maintaining Listings to obtain formulary listing approval from states or localities in the Territory.

K.	Rebate and Managed Care Programs. CUMBERLAND shall have administrative responsibility for the Product in any rebate and managed care programs through which the Product is made available in the Territory.

L.	Product Returns. CUMBERLAND shall be responsible for administering returns, discounts, and chargebacks involving third-party purchasers of the Product during the Term in the Territory.

M.	Non-Compete Obligation. CUMBERLAND will not without INALCO’s prior written approval, itself promote, sell or distribute in the Territory during the Term hereof, any laxative product which competes with the Product.

N.	Inspections. CUMBERLAND shall provide for or arrange on-site inspections of all facilities related to the storage and distribution of the Product at least one time per year by authorized representatives of INALCO at any time during regular business hours and shall provide all reasonably requested information to confirm that the Product is stored, handled, and distributed in accordance with all applicable rules and regulations of Competent Authorities.
2.7	Certain Responsibilities of Both Parties.
A.	Insurance. Beginning on the Effective Date, both CUMBERLAND and INALCO shall have in place, and shall maintain during the Term and until the third anniversary of the expiration or earlier termination of this Agreement, comprehensive product liability insurance in amounts not less than $5,000,000 U.S. per incident and $5,000,000 U.S. annual aggregate. The minimum amounts of insurance coverage required shall not be construed to create or limit CUMBERLAND’s or INALCO’s liability with respect to its indemnification under this Agreement. Both INALCO and CUMBERLAND shall provide evidence of insurance to one another on or within thirty (30) days after the Effective Date and each anniversary date thereof.

B.	Publicity. Either party may issue a press release or other public announcement relating to the existence or terms of this Agreement, subject to the prior review and written approval of the other party, which approval shall not be unreasonably withheld or delayed; except where required by Law, in which event the parties will use all reasonable efforts to consult with each other and cooperate with respect to the wording of any such announcement. The parties shall cooperate in issuing (an) initial public release(s) with respect to the signing of this Agreement, either separately or as a joint release.

C.	Recalls:
(i)	If either party determines that any quantity of the Product should be recalled for any reason, that party will give to the other party written notice of its intention to recall that quantity and specify its reasons.

(ii)	If within three (3) days of the receipt of the notice the parties are unable to agree upon the need to carry out the recall, the parties agree to submit a sample of the Product to an Independent Analyst for a report.

(iii)	The costs of the report of the Independent Analyst and of the recall will be paid by the party against which the report is unfavourable.

(iv)	Notwithstanding paragraphs (i) to (iii), CUMBERLAND will administer any such recall in the Territory.

(v)	Any Product recall initiated by a Competent Authority due to the negligence or breach of warranty by a party hereto shall be the responsibility of such party at its sole cost.

(vi)	Each of CUMBERLAND and INALCO agrees to comply with the obligations set forth in Exhibit E with respect to any adverse drug event (as defined therein) or any similar event described in Exhibit E for the Product.

(vii)	If a recall results from a cause other than 2.7C (v), then INALCO and CUMBERLAND will share equally all out-of-pocket costs to administer the recall.
2.8	Subcontractors. CUMBERLAND may make such arrangements with Subsidiaries, Affiliates or Third Persons as it, in its reasonable judgment, believes is necessary to assure the diligent and adequate registration, approval, release testing (if applicable), distribution and sale of the Product in the Territory. Any such Third Persons or Affiliates or Subsidiaries engaged by CUMBERLAND shall be referred to as “Subcontractors.”

2.9	Delivery:
A.	Prior to shipping, INALCO will submit to CUMBERLAND appropriate shipment notification documents for signature and approval to ship. These documents shall include CUMBERLAND’s Approval to Ship form, packing slip, Certificate of Analysis, and any required FDA shipment notification.

B.	Following receipt of CUMBERLAND approval to ship, INALCO will deliver the Products to CUMBERLAND F.O.B. the facility of INALCO’s packager, which facility shall be located in the U.S. or Canada unless otherwise agreed in writing by INALCO and CUMBERLAND, to such location in the Territory as is designated by CUMBERLAND in the applicable purchase order.

C.	All risk of loss or of damage to, and title to the Product, will pass to CUMBERLAND upon delivery of the Products to the, freight company specified by CUMBERLAND in the purchase order in accordance with the terms of Article 2 of this Agreement.

D.	CUMBERLAND shall be responsible for all costs of transportation from the facility of INALCO’s packager to the location in the Territory as designated by CUMBERLAND in the applicable purchase order, except that INALCO shall be responsible for any costs associated with Customs Clearance at an international border (including but not limited to brokers’ fees, import duties, taxes, permits, and licenses).
2.10	Acceptance of the Products:
A.	INALCO will supply a Certificate of Analysis with each delivery of the Products.

B.	If CUMBERLAND does not notify INALCO in accordance with the following paragraph, then CUMBERLAND will, for the purposes of this Section 2.10 only, be deemed to have accepted the Products upon the expiration of the thirty (30) day period referred to in that paragraph.

C.	If CUMBERLAND notifies INALCO within thirty (30) days of the receipt of any shipment of the Product that CUMBERLAND believes any of the Product does not conform to the warranty set out in Section 2.11 (“Defective Product”) the parties agree to consult with each other in order to resolve the issue (during which time INALCO may conduct its own retention sample testing). If such consultation does not resolve the discrepancy within a further thirty (30) days from receipt of the notice, the parties agree to nominate an Independent Analyst within the Territory, acceptable to both parties, that will carry out tests on representative samples taken from such shipment, and the results of such tests will be binding on the parties.

D.	If the Independent Analyst determines that the Defective Product does not conform to the warranty set out in Section 2.11:
(i)	INALCO will, at its expense, replace any such Defective Product and reimburse CUMBERLAND for the costs of the Independent Analyst; and

(ii)	all quantities of Defective Product will, at INALCO’s election and expense be either:
a.	returned to INALCO, and packed and shipped according to

instructions provided by INALCO; or

b.	destroyed by CUMBERLAND under INALCO’s direction.
E.	If the Independent Analyst determines that the Defective Product does conform to the warranty set out in Section 2.11, CUMBERLAND will for the purposes of Section 2:10 only, be deemed to have accepted the Product and will reimburse INALCO for the costs of the Independent Analyst.

F.	Replacement of Defective Product is in addition to any other obligations, indemnities or warranties given by INALCO under this Agreement.
2.11	Product Warranties:
A.	INALCO represents and warrants that:
(i)	any Product supplied under this Agreement will, upon delivery to CUMBERLAND, have a shelf life of at least two (2) years nine (9) months;

(ii)	any Product supplied under this Agreement will upon delivery:
a.	conform in all respects to the Product Specifications and to any applicable Regulatory Approval in the Territory;

b.	be manufactured, identically labelled and identically packaged for the Territory and tested in accordance with applicable laws and regulations in the Territory relating to the manufacture, labelling, packaging and testing of the Product, subject to any alterations required by law or applicable regulations; and

c.	will not be adulterated or misbranded in contravention of applicable Law;
(iii)	it will, at its expense, apply for, prosecute, maintain, defend and enforce the Trademarks, the Patent Rights, and any Intellectual Property Rights concerning the Product which are owned by or licensed to it to the maximum extent commercially feasible and will also apply for any appropriate extension of term for any patents covering the Product in accordance with the laws and regulations in the Territory.
B.	Product Defects:
(i)	Any quantities of the Product that do not conform with Section 2.11(A) or that contravene applicable Law, regulations, or Regulatory approvals will, for the purposes of this Agreement, be deemed to have a defect.

(ii)	If either party becomes aware of any defect in the Product, it will immediately notify the other party and provide it with a full disclosure of that defect.

(iii)	Where any defect in the Product arises either partially or wholly as a result of a defect in raw material supplied to INALCO by a third party, INALCO will make best efforts to ensure that the third party conforms to any demands of the Competent Authority concerning the defect.

(iv)	Except as otherwise set forth in this Agreement, INALCO‘s remedy for breach of warranty pertaining to the Product provided hereunder shall be limited solely to replacement of such Product.
C.	UNLESS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, IRRESPECTIVE OF WHETHER ATTRIBUTABLE TO CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE.
3. TERM AND TERMINATION
3.1	Term.
A.	Condition for Commencement of Term. Notwithstanding any other provision hereof, the commencement of the Term is subject to the satisfaction as of the Effective Date of the following conditions: (i) the termination of any letter agreements currently in effect between Mylan Bertek Pharmaceuticals Inc. (f/k/a Bertek Pharmaceuticals Inc.) (“Mylan Bertek”) and CUMBERLAND (the “Letter Agreements”), and (ii) the full and final mutual release of Mylan Bertek and Mylan by CUMBERLAND and of CUMBERLAND by Mylan Bertek and Mylan for any and all obligations and/or liabilities in connection with the Co-Promotion Agreement between CUMBERLAND and Mylan Bertek dated January 4, 2002, as amended (the “Co-Promotion Agreement”), and the Letter Agreements; provided that the sections listed as surviving provisions in Section 11.6 of the Co-Promotion Agreement survive the termination and release set forth hereinabove.

B.	Duration. This Agreement shall commence on the Effective Date and will continue until the fifteenth (15‘h) anniversary thereof. Thereafter, subject to Section 3.2 hereof, the Agreement will automatically renew for successive terms of three (3) years unless either party gives written notice of its intention not to renew this Agreement to the other party at least twelve (12) months prior to the expiration of the period.
3.2	Termination. This Agreement may be terminated prior to expiration of the Term under the following circumstances:
A.	Material Breach. In the event that one party commits a material breach of this Agreement, the non-breaching party may, at its option, terminate this Agreement by giving the breaching party written notice pursuant to Section 8.2 of its election to terminate as of a stated date, but not less than forty-five (45) days from the date of the notice. Such notice shall state the nature of the breach claimed by the non-breaching party. The breaching party, during said forty-five (45) day period or such longer period as may be indicated by the other, may correct any breach stated in said notice and if such breach is corrected, this Agreement shall continue in full force and effect as if such notice had not been given. If the breaching party does not cure the breach to the reasonable satisfaction of the notifying party within said forty-five (45) day period, or such longer period indicated by the non-breaching party, then the notifying party may terminate this Agreement. For purposes hereof, “material breach” shall mean failure by CUMBERLAND to comply with any of its obligations under Sections 2.6(G), 2.6(M), 4.1, 4.2, or 4.3 hereunder or failure by INALCO to comply with any of its obligations under Section 2.5(B),(C), (D), (F), and (G).

B.	Anniversary. If CUMBERLAND gives INALCO written notice at least ninety (90) days prior to the fourth anniversary of the Effective Date or any subsequent such anniversary during the Term, CUMBERLAND may terminate the Agreement on the day immediately preceding such anniversary date without any further liability except as expressly set forth herein. Notwithstanding the foregoing, in no event shall termination under this Section 3.2.B. terminate or modify CUMBERLAND’s obligations to make the payments set forth in Section 4.1.
3.3	Effect of Expiration or Termination. Upon expiration or termination of this Agreement,
A.	CUMBERLAND shall cease the sale of all Product for the Territory; provided, however, that CUMBERLAND may continue to store, promote, sell and distribute its stock on hand and fill all orders accepted by it prior to the expiration or termination of the Agreement. INALCO will fill all orders accepted by INALCO hereunder prior to expiration or termination of the Agreement. All applicable provisions of this Agreement shall survive termination for such purpose; and

B.	all rights, title and interest in and to the Product and the Intellectual Property Rights in the Product and the Know-How and the Patent Rights and the Trademarks that INALCO owned prior to this Agreement shall revert to INALCO.
3.4	Remedies Not Limited. Except as otherwise provided herein, the termination of this Agreement by either party shall not limit remedies that may be otherwise available, including without limitation, injunctive relief.

3.5	Survival. Expiration or termination of this Agreement for any reason shall not relieve either party of its obligations that have accrued prior to the expiration or termination of this Agreement. Without limiting the generality of the foregoing, Sections 2.11, 5.1, 5.2, and 5.3 and Article 3 of this Agreement shall survive expiration or termination of this Agreement.

3.6	Expectation of Profits. Except as otherwise provided herein, both parties acknowledge and agree that they have no expectations and have received no assurances that any investment by them in the development, marketing or distribution of the Product will be recovered or recouped, or that they shall obtain any anticipated amount of profit by virtue of this Agreement.

3.7	Option Regarding Transfer. CUMBERLAND shall have the first opportunity to negotiate to acquire all rights to the Product in the Territory. Each party hereto shall negotiate in good faith if the parties undertake discussions regarding such option. INALCO agrees not to transfer any rights to the Product in the Territory unless INALCO first notifies CUMBERLAND of the opportunity hereunder and unless INALCO negotiates in good faith with CUMBERLAND for sixty (60) days after providing such notice in an attempt to enter into a written agreement with respect to the rights that are being negotiated.
4. PAYMENTS
4.1	Payments. Subject to the terms and conditions contained in this Agreement, in consideration for rights granted to CUMBERLAND hereunder, CUMBERLAND shall pay Eleven Million Dollars to INALCO in the following installments:
A.	First Installment. Six Million Five Hundred Thousand U.S. Dollars ($6,500,000 U.S.), payable upon the Effective Date of this Agreement;

B.	Second Installment. One Million Five Hundred Thousand U.S. Dollars ($1,500,000 U.S.), payable upon the first anniversary of the Effective Date of this Agreement; and

C.	Third Installment. Three Million U.S. Dollars ($3,000,000 U.S.), payable upon the third anniversary of the Effective Date of this Agreement.
4.2	Royalty Payment. In further consideration of the rights granted to CUMBERLAND hereunder, CUMBERLAND shall pay INALCO an amount equal to the following percentage of Net Sales during the preceding [***] (each such payment shall hereinafter be referred to as a “Royalty Payment”), within [***] of the end of each [***]:
A.	[***] during first Year of the Term;

B.	[***] during each of the second, third, and fourth Years of the Term; and

C.	[***] for each Year thereafter during the Term;
provided that the accrual of any obligation to make Royalty Payments shall cease immediately with respect to Net Sales in a country within the Territory if a generic equivalent to the Product receives Regulatory Approval, and is commercially available in such country.

4.3	Payment for Product. Subject to Section 2.10, CUMBERLAND shall pay INALCO,

within [***] of receipt of Product under Section 2.5(D) during the first year of the Term, and within [***] of receipt of Product thereafter, (a) an amount equal to [***] 10-gram pouch and [***] per 20-gram pouch for each unit of Product supplied pursuant to purchase orders submitted in accordance with Section 2.6(C) (“Product Payments”), and (b) an amount equal to [***] per pouch for each 10-gram pouch and [***] per pouch for each 20-gram pouch of Product pursuant to requests for promotional units submitted in accordance with Section 2.5(E) (“Promotional Unit Payments”).

[***]

Promotional Unit Prices are based upon a packaging configuration and cost that is equivalent to the existing 30-count Commercial and/or 7-count Sample. If a new Sample package configuration is required, then INALCO has the right to adjust the “per pouch” price to reflect any increased direct costs incurred with such reconfiguration. Promotional Units will be ordered under a unique Purchase Order Number, and such orders are subject to the terms of Paragraph 2.6C.

4.4	Payment Currency. All payments under Article 4 hereof shall be made in U.S. dollars.

4.5	Records. CUMBERLAND shall maintain complete and accurate records sufficient to enable accurate calculation of Royalty Payments due to INALCO under this Agreement. CUMBERLAND shall, at INALCO’s request and expense, provide certified statements from CUMBERLAND’s auditors, concerning Royalty Payments due pursuant to this Agreement. Once a calendar year, INALCO shall have the right to request that a certified public accountant, the selection of whom shall be subject to CUMBERLAND’s prior written consent, not to be unreasonably withheld or delayed, inspect, on reasonable notice and during regular business hours, the records of CUMBERLAND to verify INALCO’s statements and payments of Royalty Payments due pursuant to this Agreement. The entire cost for such inspection shall be borne by INALCO, unless there is a discrepancy of greater than 5% in INALCO’s favor, in which case CUMBERLAND shall bear the entire cost of the inspection. Records shall be preserved by CUMBERLAND for three (3) years after preparation thereof for inspection by INALCO.

4.6	Acquisition. In the event that INALCO or CUMBERLAND is acquired by a Third Person or in any other way transfers all of its assets, including this Agreement to a Third Person, all obligations of this Agreement, including the foregoing Royalty Payment terms, shall be binding upon the party acquiring this Agreement.

4.7	Manner of Payment. All payments hereunder shall be made by bank wire transfer of immediately available funds to the account of INALCO or such other reasonable method as INALCO may request. Each party hereto shall be responsible for and pay all fees and other charges imposed by its own bank in connection with any such bank wire transfer. Where required to do so by Law, CUMBERLAND shall withhold taxes required to be paid to a taxing authority on account of such income to INALCO, and CUMBERLAND shall furnish INALCO with satisfactory evidence of such withholding and payment in order to permit INALCO to obtain a tax credit or other relief as may be available under the Law.

5. CONFIDENTIALITY
5.1	Protection of Confidential Information. The parties recognize that during the Term, it may be necessary that one party and/or its Affiliates or Subsidiaries hereto be given access to certain Confidential Information (as defined herein) of the other party and/or its Affiliates or Subsidiaries hereto. Each party must ensure that the following Subsections shall be applicable to such Confidential Information and the words “Recipient” and “Disclosing Party” shall be interchangeable as between each of the parties and/or their Affiliates or Subsidiaries hereto as appropriate under the circumstances:
A.	Title to Confidential Information and Related Documents. Recipient hereby acknowledges that the Confidential Information and all, including without limitation, related documents, drawings, designs, products, or samples disclosed or furnished hereunder by or on behalf of the Recipient are the sole and exclusive property of Disclosing Party. Recipient hereby agrees to return all such documents, drawings, designs, products, or samples furnished to it hereunder, together with all reproductions and copies thereof and shall delete all references thereto stored electronically promptly under the request of Disclosing Party or upon termination or expiration of this Agreement, except that the Recipient’s legal representative may retain one copy of such of the Confidential Information as required solely for the purpose of determining the scope of its obligations under this Agreement.

B.	Nondisclosure or Use of Confidential Information. Recipient hereby agrees that it shall hold all Confidential Information disclosed to it in strict confidence and in a secure place, that it will use the same only for the purpose of performing this Agreement and for no other purpose whatsoever, and that it will not disclose the same to any Third Persons (except to its employees or consultants, strictly on a “need-to-know basis,” to the extent such disclosure is permitted by or consistent with this Agreement and the Third Persons are subject to written obligations of confidentiality no less onerous than are contained in this Agreement) except to the extent Disclosing Party agrees to it in writing.

C.	Definition of Confidential Information. “Confidential Information” as used herein shall include without limitation any and all oral, written, or tangible proprietary or confidential ideas, inventions, information, data, plans, materials, trade secrets and know-how and the like owned, controlled or developed by or on behalf of one party hereto and disclosed to the other party for the purposes of this Agreement; provided however, that Confidential Information shall not include any information, discovery, invention, improvement, or innovation which:
(i)	was in the public domain at the time of disclosure to the Recipient, or which becomes generally available to the public after its disclosure through no fault of the Recipient or breach of this Agreement;

(ii)	is already known to, or in the possession of, the Recipient prior to disclosure by the Disclosing Party as can be demonstrated by documentary evidence;

(iii)	is lawfully disclosed on a non-confidential basis from a Third Person having the right to make such a disclosure; or

(iv)	is independently developed by the Recipient or its Subsidiaries as can be demonstrated by documentary evidence.
5.2	Unauthorized Use. In case either party becomes aware or has knowledge of any unauthorized use or disclosure of Confidential Information, it shall promptly notify the other party of such unauthorized use or disclosure and, thereafter, shall take all reasonable steps to assist the other party in attempting to minimize any potential or actual damages or losses resulting from such unauthorized use or disclosure.

5.3	Permitted Disclosure. Each party may disclose Confidential Information of the other party to the Competent Authorities or Listing authorities in the Territory where such disclosure is reasonably necessary in the application, grant, variation, renewal or maintenance of a Regulatory Approval or Listing. Each party may also disclose Confidential Information where it is required to do so under any laws or regulations in the Territory, provided that it gives the other party such notice as is reasonably practicable in the circumstances and allows the other party, at the other party’s cost, a reasonable opportunity to resist such requirements.

5.4	Term. The provisions of this Article 5 shall survive the expiration or termination of the Agreement until all of the Confidential Information has fallen within one of the exceptions set forth in Sections 5.I(C) (i) through (iv), inclusive.
6. PROTECTION AND OWNERSHIP OF INTELLECTUAL PROPERTY
6.1	Registration of Trademarks. INALCO shall be responsible, at its expense, for the preparation, filing, prosecution and maintenance of the Trademarks in the Territory and for conducting any interferences, re-examinations, reissues, oppositions, or requests for extension relating thereto. INALCO shall take all steps necessary to maintain the Trademarks in the Territory in good standing. INALCO shall not use any alternative trademark in the Territory on or in connection with the Product. Subject to Section 3.3(A), upon the termination or expiration of this Agreement or CUMBERLAND’s right to use the Trademarks, CUMBERLAND shall cease using the Trademarks.

6.2	Patent Filings: Maintenance; Prosecution. INALCO shall be responsible, at its expense, for the preparation, filing, prosecution and maintenance of the Patent Rights in the Territory and for conducting any interferences, re-examinations, reissues, oppositions, or requests for extension relating thereto. INALCO shall take all steps necessary to maintain the Patent Rights in the Territory in good standing. CUMBERLAND agrees to cooperate reasonably with INALCO, at INALCO’s expense, when requested, on matters relating to the preparation, filing, prosecution and maintenance of the Patent Rights.

6.3	Infringement by Third Persons.
A.	In the event that either party determines that a Third Person is making, using, or selling a product that may infringe the Patent Rights or Trademark, it will promptly notify the other party in writing. INALCO will, at its own cost and to the extent commercially feasible, take all legal action it deems necessary or advisable to eliminate or minimize the consequences of the infringement, but will not without CUMBERLAND’s prior written consent enter into any settlement in relation to such matters nor take any step in relation to the potential or alleged infringement which will affect CUMBERLAND’s storage, promotion, sale and distribution of the Product in the Territory or other rights under this Agreement. CUMBERLAND shall take all reasonable steps to assist INALCO at INALCO’s expense.

B.	Upon receiving any written request from CUMBERLAND to do so, INALCO will forthwith disclose to CUMBERLAND all necessary information about the Products, their formulation, use or process of manufacture, to enable CUMBERLAND to:
(i)	ascertain whether the storage, promotion, sale or other distribution of the Products in the Territory will infringe any existing patent or other third party intellectual property rights; and

(ii)	determine its conduct in relation to any proceedings alleging infringement of a patent or other third party intellectual property rights in the Territory.
C.	INALCO represents and warrants that any information disclosed to CUMBERLAND under paragraph (B) above will be a full and accurate disclosure and that INALCO will not withhold any information in its possession which might have a material adverse impact on CUMBERLAND.

D.	If INALCO does not take any action to eliminate or minimize the consequences of any such infringement within ninety (90) days of becoming aware of that infringement, CUMBERLAND may take any reasonable action to prosecute such infringement; provided that CUMBERLAND shall not retain legal counsel to prosecute any such infringement without INALCO’s prior written consent, not to be unreasonably withheld or delayed. In the event that legal counsel is so retained, INALCO shall reimburse CUMBERLAND for such counsel’s reasonable fees and expenses directly related to the prosecution of such infringement.

E.	Each party will cooperate fully and promptly with, and provide all reasonable assistance to, the other party in respect of any action brought by the other party under this Agreement in relation to alleged infringement of intellectual property rights in connection with this Agreement and will be entitled to be promptly reimbursed for all costs and expenses incurred in connection with such co- operation and assistance.

7. REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
7.1	Representations and Warranties of CUMBERLAND. CUMBERLAND represents and warrants that:
A.	it is a corporation duly organized and validly existing under the laws of Tennessee;

B.	the execution and delivery by CUMBERLAND of this Agreement, the performance by CUMBERLAND of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and no other act or approval of any person or entity is required to authorize such execution, delivery, and performance;

C.	the Agreement constitutes a valid and binding obligation of CUMBERLAND, enforceable in accordance with its terms; and

D.	this Agreement and the execution and delivery thereof by CUMBERLAND, does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:
(i)	conflict with any of, or require the consent of any person or entity under, the terms, conditions, or provisions of the organizational documents of CUMBERLAND;

(ii)	violate any provision of, or require any consent, authorization, or approval under, any Law applicable to CUMBERLAND; or

(iii)	conflict with, result in a breach of, or constitute a default under, any material agreement or obligation to which CUMBERLAND is a party.
7.2	Representations and Warranties of INALCO. INALCO ITALY and INALCO U.S. jointly and severally represent and warrant that:
A.	INALCO U.S. is a corporation duly organized and validly existing under the laws of California and INALCO ITALY is a corporation duly organized and validly existing under the laws of Italy and;

B.	the execution and delivery by INALCO of this Agreement, the performance by INALCO of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and no other act or approval of any person or entity is required to authorize such execution, delivery, and performance;

C.	the Agreement constitutes a valid and binding obligation by each of INALCO ITALY and INALCO U.S., enforceable in accordance with its terms; and

D.	this Agreement and the execution and delivery thereof by INALCO, does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:
(i)	conflict with any of, or require the consent of any person or entity under, the terms, conditions, or provisions of the organizational documents of INALCO;

(ii)	violate any provision of, or require any consent, authorization, or approval under, any Law applicable to INALCO; or

(iii)	conflict with, result in a breach of, or constitute a default under, any material agreement or obligation to which INALCO is a party.
E.	the manufacture, storage, promotion, sale or other distribution of the Product in the Territory will not infringe any patent (whether in relation to the Products, their formulation, use or process of manufacture) or infringe upon any other rights of a Third Person;

F.	as of the Effective Date, INALCO has not received any notice of opposition, interference, or refusal to register in connection with the Patent Rights in the Territory or elsewhere;

G.	as of the Effective Date, INALCO holds, and shall continue to hold for the duration of the Term, valid rights to the Patent Rights and all other Intellectual Property Rights relating to the Product and has the full right, power and authority to grant the rights granted to CUMBERLAND hereunder, free and clear of any mortgage, lien, encumbrance or other Third Person interest of any kind;

H.	INALCO has licensed to CUMBERLAND all Intellectual Property Rights necessary for CUMBERLAND to perform its obligations under this Agreement;

I.	INALCO has not granted to any other Person in the Territory the rights it is granting to CUMBERLAND hereunder in respect of the Product;

J.	INALCO has informed CUMBERLAND about all information in its possession or control concerning the safety and efficacy of the Product, and any side effects, injury, toxicity or sensitivity reactions and incidents associated with all uses, studies, investigations or tests involving the Product (animal or human) throughout the world;

K.	as of the Effective Date of this Agreement, INALCO is not aware of any facts that would reasonably lead it to conclude that the Product will be unable to maintain Regulatory Approval in the Territory or that would indicate that future marketing and sales of the Product in the Territory may be adversely affected in any material respect; and

L.	no representations, warranties or covenants made by INALCO in this Agreement or in any document, certificate, exhibit, or schedule furnished or to be furnished in connection with the transactions contemplated hereby, contain or will contain, to the best of INALCO’s knowledge, any untrue statement of fact or omit or will omit to state any material fact necessary to make the statement of facts contained therein not misleading to the best of INALCO’s knowledge.
7.3	Indemnification by CUMBERLAND. Without affecting any other remedies and recourses available under this Agreement, under law and in equity, CUMBERLAND shall indemnify INALCO and its Affiliates and Subsidiaries, and their respective directors, officers, and employees, from and against claims, suits or demands for liability, damages, costs and expenses (including reasonable attorney fees) arising from or relating to (i) the negligence or willful misconduct of CUMBERLAND or its Affiliates or its Subsidiaries, or their respective directors, shareholders, officers or employees in connection with this Agreement, or (ii) any breach by CUMBERLAND of any of its representations and warranties provided for in Section 7.1; except to the extent that such claims, suits or demands are the result of the fault, negligence or willful misconduct of INALCO and/or its Affiliates and/or its Subsidiaries, or their respective directors, shareholders, officers or employees.

7.4	Indemnification by INALCO. Without affecting any other remedies and recourses available under this Agreement, under law and in equity, INALCO shall indemnify CUMBERLAND and its Affiliates and Subsidiaries, and their respective directors, officers, and employees from and against claims, suits or demands for liability, damages, costs and expenses (including reasonable attorney fees) arising from or relating to (i) the negligence or willful misconduct of INALCO or its Affiliates or Subsidiaries, or their respective directors, shareholders, officers or employees in connection with this Agreement; or (ii) any breach by INALCO of any of its representations and warranties provided for in Sections 2.5(F), 2.11 and 7.2 hereof ; (iii) the export, storage, promotion, sale or other distribution of the Product in the Territory (including the packaging of the Product and associated promotional and like material provided by or on behalf of INALCO, if any) will not infringe any patent (whether in relation to the Products, their formulation, use or process of manufacture) or infringe upon any other rights of a Third Person; except to the extent that such claims, suits or demands are the result of the fault, negligence or willful misconduct of CUMBERLAND or its directors, shareholders, officers or employees.

7.5	Indemnification Procedures. A party (the “Indemnitee”) which intends to claim indemnification under this Article 7 shall promptly notify the other party (the “Indemnitor”) in writing of the claim, suit or demand for liability with respect to which the claim of indemnification relates. If the Indemnitor wishes to assume the defense it must notify the Indemnitee within sixty (60) days of receipt of such notice. Legal counsel of the Indemnitor must be reasonably satisfactory to the Indemnitee. The Indemnitee shall permit, and shall cause its employees and agents to permit the Indemnitor, at its discretion, to settle any such claim, suit or demand for liability, the defense and settlement of which shall be under the complete control of the Indemnitor; provided, however, that such settlement shall not adversely affect the Indemnitee’s rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein in order for it to exercise those rights. No such claim, suit or demand for liability shall be settled without the prior written consent of the Indemnitee and the Indemnitee shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee, its employees and agents shall co-operate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, suit or demand for liability covered by this indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.
8. GENERAL
8.1	Provisions Contrary to Law. In performing this Agreement, the parties shall comply with all applicable Laws. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to U.S. Laws controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These Laws among other things prohibit or require a license for the export of certain types of technical data to certain specified countries. CUMBERLAND hereby agrees to do all things reasonably requested of it by INALCO to comply with all U.S. Laws controlling the export of commodities and technical data.

Nothing in this Agreement shall be construed so as to require the violation of any Law, and wherever there is any conflict between any provision of this Agreement and any Law, the Law shall prevail, but in such event the affected provision of this Agreement shall be affected only to the extent necessary to bring it within the applicable Law.

8.2	Notices. Any notice permitted or required by this Agreement may be sent by facsimile with the original document being sent by certified (or registered) mail, return receipt requested, or overnight delivery and shall be effective when received (or refused) via facsimile or mail or overnight if faxed and sent and addressed as follows (or to such other facsimile number or address as may be designated by a party in writing):

If to CUMBERLAND:	If to INALCO U.S.:

Cumberland Pharmaceuticals Inc.	Inalco Biochemicals, Inc.
2525 West End Ave., Suite 950	3440 Empresa Drive, Suite A
Nashville, Tennessee 37203	San Luis Obispo, CA 93401
Fax: 615-255-0094	Fax: 805-782-0719
Attn: Chief Executive Officer	Attn: Eric A. Lowe
With a copy to:

Adams and Reese/Stokes Bartholomew LLP
424 Church Street, 28th Floor
Nashville, Tennessee 37219
Fax: 615-259-1470
Attn: Martin S. Brown, Esq.
If to INALCO ITALY:
Inalco S.p.A.
Via Calabiana, 18
20139 Milan
ITALY
Fax: 011-39-02-55213277
Attn: Giovanni Cipolletti
Such notice shall be effective upon the earlier of (i) actual receipt by the party to whom notice is sent, (ii) seven (7) days after deposit into the mail, or (iii) receipt of fax-back confirmation if notice is sent via facsimile.
8.3	Force Majeure. Neither party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, civil unrest, or intervention of any governmental authority, but any such delay or failure shall be notified to the other party, and remedied by such party, as soon as is reasonably possible.

8.4	Assignments. Except as otherwise set forth herein or in connection with the sale of all or substantially all of the assets or business of either party or as expressly set forth in this Agreement, rights and obligations under this Agreement may not be assigned by either party hereto without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that nothing in this Agreement shall limit CUMBERLAND’s right to assign its rights or delegate its obligations under this Agreement to a lender to CUMBERLAND in the event of a default in its agreement with such lender.

8.5	Independent Contractors. The parties hereto agree that each is acting as an independent contractor and not as an agent of the other or as joint venturers.

8.6	Waivers and Modifications. The failure of any party to insist on the performance of any obligation hereunder shall not act as a waiver of such obligation. No waiver, modification, release, or amendment of any obligation under this Agreement shall be valid or effective unless in writing and signed by both parties hereto.

8.7	Successors in Interest. This Agreement shall inure to the benefit of and be binding on the parties’ permitted assigns or successors in interest.

8.8	Severability. In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

8.9	Exhibits; Headings. All exhibits attached to and incorporated in this Agreement by reference are deemed to be a part hereof. The headings used in this Agreement are for convenience only and are not part of this Agreement.

8.10	Choice of Law. This Agreement is subject to and shall be construed and enforced in accordance with the laws of the State of Delaware, United States of America. The Parties hereby submit to the jurisdiction of the courts of the State of Delaware in respect to all disputes arising out of or in connection with this Agreement and waive any and all objections to such venue.

8.11	Entire Agreement. This Agreement, constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.
9. ARBITRATION
     Any matter or disagreement arising under this Agreement shall be submitted for decision to a panel of three neutral arbitrators with expertise in the subject matter to be arbitrated. One arbitrator shall be selected by each party and the two arbitrators so selected shall select the third arbitrator. The arbitration shall be conducted in accordance with the Rules of the American Arbitration Association. The decision and award rendered by the arbitrators shall be final and binding. Judgment upon the award may be entered in any court having jurisdiction thereof. Any arbitration shall be held in Wilmington, Delaware, or such other place as may be mutually agreed upon in writing by the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the date first written above.

CUMBERLAND PHARMACEUTICALS INC.		INALCO BIOCHEMICALS, INC.

By:	/s/ A.J. Kazimi	By:	/s/ Eric A. Lowe

	A.J. Kazimi		Eric A. Lowe
	Title: Chief Executive Officer		Title: President

INALCO S.p.A.

		By:	/s/ Giovanni Cipolletti

Giovanni Cipolletti
Title: President

EXHIBIT A
Minimum Purchases
Year 1:       6,000,000 commercial pouches of Product
Year 2:       7,000,000 commercial pouches of Product
Year 3:       8,000,000 commercial pouches of Product
Year 4:       9,000,000 commercial pouches of Product
Year 5:       10,000,000 commercial pouches of Product
Minimum purchases for subsequent Years shall not be less than 65% of the average purchases in each of the three immediately preceding annual periods.
Provided, however, that none of the minimums set forth in this Exhibit A shall be applicable if a generic equivalent to the Product is introduced for sale in the United States, or if INALCO fails to provide promotional units of Product to CUMBERLAND in accordance with the terms of this Agreement.
If CUMBERLAND fails to meet the minimum in any given Year, CUMBERLAND shall pay INALCO within sixty (60) days after the termination of such Year the profit on the Product Payments that INALCO would have received on the shortfall (i.e., the difference between applicable purchases of the Product and the applicable minimum).
Notwithstanding the foregoing, if INALCO is unable to supply Product for a period of more than sixty (60) days in any Year during the Term, the minimum purchases for the applicable Year shall be reduced twenty-five percent (25%) and an additional ten percent (10%) for each month thereafter when INALCO is unable to supply; provided that the minimum purchases for the applicable Year shall be waived altogether if INALCO fails to supply Product for a period of more than one hundred eighty (180) consecutive days.

EXHIBIT B
Patents

United States Patent
Bimbi

US005480491A
Patent Number:	5,480,491
Date of Patent:	Jan. 2, 1996
PROCESS FOR THE PREPARATION OF CRYSTALLINE LACTULOS FROMCOMMERCIAL SYRUPS

Inventor:	Giuseppe Bimbi, Pontedera, Italy

Assignee:	Inalco S.p.A., Milan, Italy

Appl. No.:	229,559

Filed:	April 18, 1994
Foreign Application Priority Data

Apr. 28, 1993 [IT] Italy	MI93A0833
Int. Cl6	C13F 1/00; C13F 1/02
U.S. Cl.	127/61;127/46.2;127/55;
127/56; 127/58
Field of Search	127/61; 58, 56,
127/55, 46.2
References Cited
U.S. PATENT DOCUMENTS

4,555,271 11/1985 Carobbi et al	127/46.2
4,978,397 12/1990 Carobbi et al	127/46.2
5,034,064 7/1991 Deya et al	127/46.2
5,304,251 4/1994 Tomita et al	127/42
FOREIGN PATENT DOCUMENTS

0132509	2/1985	European Pat. Off	C13K 13/00
0159521	10/1985	European Pat. Off	CO8F 8/42
0158148	6/1988	European Pat. Off	C13K 13/00
0284959	1/1992	European Pat. Off	CO8F 8/42
0284960	6/1992	European Pat. Off	C08F 8/42
OTHER PUBLICATIONS
J. Agric. Chem. 1984, 32, 288-292 Jul./Dec. 1983.
Primary Examiner—Paul Lieberman Assistant
Examiner—Patricia Halley
Attorney, Agent, or Firm—Hedman, Gibson & Costigan
ABSTRACT
The following description sets forth a new process for the preparation of .gtoreq.98.5% pure crystalline lactulose from commercially available aqueous syrups having the following composition: 50-70% by weight of lactulose, 3-9% by weight of lactose, 3-14% by weight of galactose, 4-7% by weight of other carbohydrates, the total content of carbohydrates different from lactulose being of from 10% to 30%.
8 Claims, No Drawings

PROCESS FOR THE PREPARATION OF
CRYSTALLINE LACTULOSE FROM
COMMERCIAL SYRUPS
FIELD OF THE INVENTION
     The present invention relates to a process for the preparation of high-purity crystalline lactulose by crystallization of commercially available aqueous syrups.
PRIOR ART
     Lactulose, or 4-0-b-D-galactopyranosyl-D-fructofuranose, is a semisynthetic disaccharide, used in the form of syrup or of crystalline product on account of its laxative action, efficacy in the treatment of hepatic dysfunctions, in particular of portal systemic encephalopathy, and as a sweetener.
     Lactulose syrups that are now available on the market are generally not pure, but contain more or less large amounts of other carbohydrates, in particular galactose and lactose, and typically 50% by weight of lactulose; from 5 to 8% by weight of galactose; from 3 to 5% by weight of lactose; from 5 to 10% by weight of other carbohydrates.
     As may be seen, the per cent amount of carbohydrates different from lactulose contained in the syrups of commerce is relatively high. The use of products containing other carbohydrates in addition to lactulose for the therapy of disorders requiring administration of lactulose alone, would be prejudicial and raise problems, e.g. in patients suffering from diabetes or requiring a diet without galactose.
     Therefore, as lactulose becomes ever more important in pharmaceutical practice, there is a need for an adequate purification of same from contaminating carbohydrates.
     As disclosed in U.S. Pat. No. 4,536,221, various processes known for lactulose purification are based on the crystallization from alcoholic solvents, usually ethanol.
     However, the lactulose crystals obtained from alcohols always contain a given amount of solvent, probably due to the formation of hydrogen bonds between the OH groups of sugar and the OH groups of the solvent, while the solvent residue cannot be completely removed even by prolonged dryings.
     The disadvantage of the crystallization from ethanol is not only that complex process are required for solvent residue elimination, but also that high operating costs are generally involved.
     Some process for the direct recovery of lactulose from aqueous solutions based on the concentration of same by drying under vacuum, lyophilization, and spray-drying are also known.
     Some of them are mentioned below:
  the process disclosed in JP No. 61,104,800, which comprises concentrating an aqueous solution containing at least 60% lactulose, adding the concentrate with crystal seeds at from 60° to 110° C., kneading and pulverizing, thus affording a powder containing lactulose crystals;
  the process disclosed in European patent application EP-A-333,295, for the preparation of solid lactulose from an aqueous syrup by high-temperature evaporation to lower the water content to 10% max., followed by cooling, grinding, sieving or crumbling of the resulting solid, whose purity is the same as that of the starting syrup;
  the process disclosed in European patent application EP-A-480,519, consisting of lactulose solidification from aqueous solutions by evaporating the water contained therein and conversion of the resulting product into a free-flowing powder. Lactulose solidification may be initiated by addition of crystal seeds, preferably in amounts of from 1% to 5% by weight (on dry residue basis);
  the process disclosed in patent application JP No. 2,200,693, (“Derwent” abstract) consisting of lactulose crystallization from a condensed syrup, followed by condensate drying at a reduced pressure and pulverization of the dried product.
     The aforementioned processes are essentially based on the evaporation and concentration of the starting syrup and greatly differ from crystallizations in that they simply cause the solute solidification without eliminating—as crystallizations do—the undesirable secondary components present in mother liquors.
     Therefore, since the processes based on concentration give lactulose of the same purity as that of the starting syrup, they cannot be utilized for the production of high-purity lactulose from commercial syrups that, as already mentioned, contain high amounts of other carbohydrates. Furthermore, the aforementioned processes can give crystalline lactulose only if combined with crystallization from alcohols.
     The only known process which involves a real crystallization from water, with no need of alcoholic solvents, is disclosed in EP-A-318,630 by the Applicant. It is also the only known process that yields highly pure (≥ 98%) and non-hygroscopic crystalline lactulose. However, this process cannot be exploited if the lactulose aqueous syrup to be crystallized contains carbohydrates different from lactulose in amounts exceeding 14% by weight of lactulose.
     In case of lactulose syrups containing carbohydrates different from lactulose in amounts exceeding said limit value, it was always deemed it necessary to lower the content of said carbohydrates below said limit value and, to this purpose, before crystallization from water, the aqueous syrup was always purified according to one of the other known methods.
     The ever growing importance of lactulose in pharmaceutical practice is a spur to the development of new processes to be applied to the industrial production of high-purity crystalline lactulose, without causing the inconveniences of the processes already known.
SUMMARY
     The Applicant has now found a new process for lactulose purification that may be exploited on an industrial scale, yielding high-purity crystalline lactulose, in particular having a content of carbohydrates different from lactulose lower than 1% and a purity higher than 98.5%. The present process is based on the crystallization of a commercial lactulose aqueous syrup having a total content of carbohydrates different from lactulose higher than 10% by weight.
     In particular, the process of the present invention can be applied to commercial lactulose aqueous syrups having the following composition: from 50% to 70% by weight of lactulose; from 3% to 9% by weight of lactose; from 3% to 14% by weight of galactose; from 4% to 7% by weight of other carbohydrates; the total content of carbohydrate different from lactulose ranging between 10% and 30% by weight.
     It has surprisingly been found—and this finding constitutes a fundamental feature of the present invention—that by adding a commercial lactulose aqueous syrup with trihydrated crystalline lactulose in amounts ranging from 5% to 30% of the total lactulose present, a high-purity lactulose crystallizes in good yields.
     As known, in crystallization processes, once the right solvent and the right crystallization conditions in respect of concentration and temperature have been found, few seed crystals are generally enough for initiating the progressive crystallization of the product in solution, according to laws governed by:
product concentration in the concentrated matrix;
crystallization temperature;
residence time.
     As far as sugars are concerned, said conditions are generally reached in such long times that a “random self-initiation” of the solutes having lower kps than the product to be crystallized becomes highly probable: consequently, the crystalline cake recovered is still contaminated by said solutes.
     It is, therefore, surprising that the addition to a lactulose aqueous syrup of a large amount of trihydrated lactulose in the crystal state—and not of few seed crystals—can initiate a preferential crystallization of lactulose in respect of the other carbohydrates present in the syrup, yielding a high-purity crystalline lactulose.
     Compared with the process disclosed in European patent application EP-A-318630, the process of the present invention has the advantage of giving very-high-purity crystalline lactulose starting from any syrup of commerce.
DETAILED DESCRIPTION OF THE
INVENTION
     Lactulose crystallization according to the present invention is characterized by the following process: the water content of the lactulose aqueous syrup is lowered to a sugar concentration of from 70° to 80° Brix; the resulting syrup is added at from 5° C. to 20° C. with crystalline trihydrated lactulose, acting as a crystallization initiator, in amounts ranging from 5% to 30% by weight of the lactulose present in the starting syrup, which temperature is maintained for a period of from 20 to 120 hrs. The crystalline solid obtained consisted of trihydrated lactulose having a content of carbohydrates different from lactulose below 1% by weight and a lactulose content of at least 98.5% (on anhydrous basis).
     In particular, the process for the preparation of crystalline lactulose according to the present invention comprises the following steps:
a)	commercial lactulose aqueous syrup is evaporated under continuous stirring at a temperature of from 50° to 60° C. and at a pressure of 2660 to 6650 Pa, up to a sugar concentration of 70°-80° Brix;
b)	the resulting concentrated syrup is cooled to 5° to 20° C. and added with crystalline trihydrated lactulose in an amount of from 5 to 30 parts by weight of the lactulose present in the syrup;
c)	the suspension obtained is stirred at said temperature for a period of from 20 to 120 hours and the lactulose present in the syrup is crystallizes in the form of trihydrated lactulose;
d)	the crystallized trihydrated lactulose obtained is separated by centrifuging or filtering from mother liquors, washed with cold water, and dried at a pressure of from 6650 to 13300 Pa, at a temperature of from 30° to 60° C., to yield crystalline lactulose having a water content below 0.5%.
     The process of the invention gives highly pure (98.5% minimum) crystalline lactulose in yields per cycle greater than 40% of the lactulose present in the starting syrup.
     The mother liquors resulting from the separation of crystalline trihydrated lactulose are passed once or several times through columns containing anionic or cationic exchange resins, either individually or in sequence, as illustrated in European patent applications EP-A-132,509, EP-A-158,148, EP-A-159,521, EP-A-284,959, and EP-A-294,960 by the Applicant, so to lower the content of carbohydrates different from lactulose below the aforesaid limits and, therefore, to allow the mixing of same with the commercial starting syrup to be subjected to the process of the present invention.
     This operation allows the recycling of the mother liquors and the almost complete recovery of the lactulose present in the syrups of commerce.
     In a preferred embodiment of the present invention, the concentrated syrup of step b) has a content of 55% to 62% by weight of lactulose and the crystalline trihydrated lactulose is added in an amount ranging between 5% and 15% by weight of the lactulose present in the commercial syrup (the amount of trihydrated lactulose used as a crystallization initiator is expressed as % by weight of anhydrous lactulose).
     A single washing of the crystalline trihydrated lactulose obtained in d) with cold water (3°-5° C.) is generally enough for a satisfactory removal of the residual mother liquors and for obtaining a product of the desired purity.
     The following examples illustrate some embodiments of the claimed process.
EXAMPLES
Crystallization of Lactulose Starting
From Commercially Available Syrups
     Several crystallizations of commercially available lactulose syrups were carried out according to the standard procedure described below.
     Syrups characteristics are shown in Table 1 and the results obtained in Table 2.
STANDARD PROCEDURE
     A syrup (1000 kg) of composition as shown in Table 1 was concentrated under vacuum at a pressure of from 2660 to 6650 Pa, under continuous stirring, at a temperature of from 50° to 60° C., to a sugar concentration of 70°-80° Brix.
     The resulting solution was fed to a crystallizer and cooled to 8° C. under continuous stirring. Once said conditions have been reached, crystalline trihydrated lactulose was fed in the amounts shown in Table 2.
     The obtained suspension was slowly stirred at 8° C. for the period indicated in Table 2, then the mother liquors were removed by centrifuging, the crystal cake was squeezed to remove most mother liquors, washed with cold water, and squeezed again.
     The resulting product was dried in an air oven at a temperature not exceeding 60° C. and at a pressure of from 6650 to 13300 Pa, until obtaining anhydrous lactulose crystals (i.e. having a maximum water content of 0.5%) of >98.8% purity (on dry basis) (Table 2).
     The purity of lactulose crystals was determined on the dried product by HPLC analysis (J. Agric. Food Chem., 32, 288-292, 1984), by means of comparison with standard lactulose produced and sold by MERCK.

TABLE 1
Composition (%) of the aqueous solutions used

Item	LTL	LTS	EPI	GLT	ND	H2O

I	51.4	4.4	1.2	3.6	6.4	34.0
II	50.6	4.9	2.0	3.8	5.0	33.7
III	51.9	3.1	2.2	7.9	3.1	31.8
IV	51.0	8.2	1.3	3.5	4.0	32.0
Remarks: all quantities are by weight percentages of the solution total weight.
Abbreviations
LTL lactulose;
LTS lactose;
EPI epilactose;
GLT galactose;
ND carbohydrates different from LTL, LTS, EPI, and GLT.
TABLE 2
Experimental results

								total
				LTL	Cone. syr.	LTL as initiator		LTL	LTL recovered
Ex.	Syr [a]	Brix[b]	hc	% wd	Xge	%[f]	Kgg	Kgh	Kgi	% tit[l]	% fil[m]	yield[n]

1	I	74	72	55.2	931	18.7	111.6	610	309	84.2	99.0	42.2
2	I	74	96	55.3	929	7.5	46.1	553	254	83.8	98.9	38.5
3	I	74	72	55.3	929	10.0	61.1	565	260	84.6	99.2	38.9
4	II	78	120	57.0	888	5.0	30.3	531	212	83.9	99.0	33.5
5	II	74	72	55.0	920	7.5	45.2	544	253	84.1	99.4	38.9
6	II	75	88	55.6	933	7.5	46.5	558	310	83.4	99.0	46.3
7	II	71	88	54.4	954	7.5	46.7	558	255	84.0	98.8	38.4
8	IV	74	56	55.2	924	15.0	69.8	587	238	83.5	99.1	33.9
9	IV	74	72	55.5	919	7.5	45.8	548	248	84.6	98.8	38.3
10	IV	70	72	53.8	948	7.5	45.9	548	213	84.6	98.8	32.9

[a]	Commercial aqueous syrup used

[b]	Brix degrees after syrup concentration

[c]	Residence time in crystallizer at 8° C

[d]	By weight %, amount of LTL after syrup concentration

[e]	Amount of concentrated syrup (kg)

[f]	By weight % amount of trihydrated LTL used as a crystallization initiator

[g]	Weight of trihydrated LTL used as a crystallization initiator

[h]	LTL total weight (LTL of the syrup + LTL used as a crystallization initiator)

[i]	Weight of trihydrated LTL recovered

[l]	titre of anhydrous LTL in trihydrated crystal before drying

[m]	titre of anhydrous LTL after drying

[n]	yield calculated by: (anhydrous) crystalline LTL recovered (kg) (anhydrous) total LTL In the system (kg)
I claim:
1. A process for the preparation of crystalline lactulose having a content of carbohydrates which are different from lactulose that is lower than 1% and a lactulose content of more than 98.5%, said process comprising the following steps:
(a)	evaporating a part of the water from an aqueous lactulose syrup under continuous stirring at a temperature of from 50° to 60° C. and at a pressure of from 2660 to 6650 Pa to obtain a concentrated lactulose syrup with a sugar concentration of 70°-80° Brix, said aqueous lactulose syrup having a lactulose content of from 50% to about 62% by weight and a content of carbohydrates which are different from lactulose and include lactose, galactose and other carbohydrates, the lactose content being from 3% to 9% by weight; the galactose content being from 3% to 14 % and the other carbohydrate content being from 4% to 7% by weight;
(b)	cooling the concentrated syrup obtained in step (a) to a temperature of from 5° to 20° C. prior to adding from 5% to 30% by weight of crystalline trihydrated lactulose based on the total weight of lactulose which is present in said aqueous lactulose syrup;
(c)	stirring the product of step (c) for a period of from 20 to 120 hours to crystallize the lactulose which is present as trihydrated lactulose;
(d)	separating the crystallized trihydrated lactulose by centrifugation or filtration of the product of Step (c) to obtain a mother liquor and separated crystallized trihydrated lactulose; and thereafter washing said separated crystallized trihydrate of lactulose with cold water prior to drying the separated crystallized trihydrate of lactulose at a temperature of from 30° to 60° C., to obtain crystalline lactulose having a water content of less that 0.5%.
     2. The process according to claim 1, wherein the crystalline trihydrated lactulose is added in an amount of between 5% and 15% by weight of the lactulose present in said aqueous lactulose syrup.
     3. The process according to claim 1, wherein the mother liquors obtained in step (d) are passed one or more times through columns containing ion exchange resins to reduce the content of carbohydrates which are other than lactulose.
     4. The process according to claim 3, wherein the mother liquors which are recovered after the passage through the ion exchange columns are mixed with the aqueous lactulose syrup of step (a).
     5. A process for the preparation of crystalline lactulose having a content of carbohydrates which are different from lactulose that is lower than 1% and a lactulose content of more than 98.5%, said process consisting essentially of the following steps:
(a) evaporating a part of the water from an aqueous lactulose syrup under continuous stirring at a temperature of from 50° to 60° C. and at a pressure of from 2660 to 6650 Pa to obtain a concentrated lactulose syrup with a sugar concentration of 70°–80° Brix, said aqueous lactulose syrup having a lactulose content of from 50% to about 62% by weight and a content of carbohydrates which are different from lactulose and include lactose, galactose and other carbohydrates, the lactose content being from 3% to 9% by weight; the galactose content being from 3% to 14 % and the other carbohydrate content being from 4% to 7% by weight;
(b)	cooling the concentrated syrup obtained in step (a) to a temperature of from 5° to 20° C. prior to adding from 5% to 30% by weight of crystalline trihydrated lactulose based on the total weight of lactulose which is present in said aqueous lactulose syrup;
(c)	stirring the product of step (c) for a period of from 20 to 120 hours to crystallize the lactulose which is present as trihydrated lactulose;
(d)	separating the crystallized trihydrated lactulose by centrifugation or filtration of the product of step (c) to obtain a mother liquor and separated crystallized tri- hydrated lactulose; and thereafter washing said separated crystallized trihydrate of lactulose with cold water prior to drying the separated crystallized trihydrate of lactulose at a temperature of from 30° to 60° C., to obtain crystalline lactulose having a water content of less that 0.5%.
     6. The process according to claim 5, wherein the crystal-line trihydrated lactulose is added in an amount of between 5% and 15% by weight of the lactulose present in said aqueous lactulose syrup.
     7. The process according to claim 5, wherein the mother liquors obtained in step (d) are passed one or more times through columns containing ion exchange resins to reduce the content of carbohydrates which are other than lactulose.
     8. The process according to claim 7, wherein the mother liquors which are recovered after the passage through the ion exchange columns are mixed with the aqueous lactulose syrup of step (a).
* * * * *

United States Patent	Patent Number:	5,003,061
Carobbi et al.	Date of Patent:	Mar. 26, 1991
METHOD FOR PREPARING HIGH-PURITY CRYSTALLINE LACTULOSE

Inventors:	Renato Carobbi, Pistoia; Franco Innocenti, Bagno a Ripoli, both of Italy

Assignee:	SIRAC Srl, Milan, Italy

Appl. No.:	141,786

Filed:	Jan. 11, 1988
Foreign Application Priority Data

Dec. 1, 1987 [IT] Italy	22848 A/87
Int. Cl.[5]	C07H 1/06; C13F 1/02
U.S. Cl	536/127; 536/1.1;
536/4.1; 127/30; 127/46.1; 127/58
Field of Search	536/1.1, 4.1, 127;
127/30, 46.1, 58
References Cited
U.S. PATENT DOCUMENTS

3,110,600	11/1963	Bok	536/1.1
3,546,206	12/1970	Guth et al.	127/30
3,562,012	2/1971	Reinicke et al.	536/1.1
3,816,174	6/1974	Nagasawa et al.	127/30
3,816,394	6/1974	Nagasawa et al.	536/124
4,142,916	3/1979	Ogasa et al.	127/63
4,264,763	4/1981	Gasparotti	536/1.1
4,273,922	6/1981	Hicks	127/46.1
4.536,221	8/1985	Carobbi et al.	536/127
4,555,271	11/1985	Carobbi et al.	127/46.2
4,605,646	8/1986	Bernardi	514/53
4,812,444	3/1989	Mitsuhashi et al.	514/53
FOREIGN PATENT DOCUMENTS
57-102200 6/1982 Japan.
61-104800 5/1986 Japan.
1232554 5/1971 United Kingdom.
2031430 4/1980 United Kingdom.
OTHER PUBLICATIONS
Montgomery et al; J.A.C.S. 52:2101-2106, May 1930.
Oosten; Chemical Abstracts 67:73799k (1967).
Nitsch et al; Chemical Abstracts 84:150910v (1976).
Krol et al; Chemical Abstracts 90:40510f (1979).
Takahashi; Chemical Abstracts 105:135841g (1986).
Primary Examiner—Ronald W. Griffin
Assistant Examiner—Nancy S. Carson
Attorney, Agent, or Firm—Parkhurst, Wendel & Rossi
ABSTRACT
A method for preparing high-purity crystalline lactulose and the product obtained by the method, which comprises crystallization from aqueous solutions at a temperature of 5’-40’ C., the starting aqueous solution having a lactulose concentration of 50-80% w/w, a lactose concentration of less than 5% of the lactulose concentration by weight, a galactose concentration of less than 5% of the lactulose concentration by weight, and a concentration of other sugars of less than 4% of the lactulose concentration by weight.
4 Claims, No Drawings

METHOD FOR PREPARING HIGH-PURITY
CRYSTALLINE LACTULOSE
FIELD OF THE INVENTION
     This invention relates to a new method for preparing high-purity crystalline lactulose by crystallizing aqueous solutions which contain it and eliminating the secondary components during the crystallization stage, and to the crystalline lactulose obtained in this manner.
PRIOR ART
     Lactulose, or 4-O-b-D-galactopyranosyl-D-fructofuranose, is a semisynthetic disaccharide used in the form of a syrup or crystalline product for its laxative effects, for its effectiveness in hepatic disfunctions and particularly in portosystemic encephalopathy, or as a sweetener.
     Commercially available lactulose syrup is generally impure, containing variable quantities of other carbohydrates, particularly lactose and galactose.
     A typical composition of currently available syrup is the following:

lactulose	50%by weight
galactose	5-8%by weight
lactose	3-3%by weight
other carbohydrates	5-10%by weight
in which relatively large percentages of carbohydrates other than lactulose are present. These carbohydrates are also present, generally in lesser quantity, in currently commercially available crystalline lactulose.
     Carbohydrates other than lactulose are undesirable in therapeutic applications for which lactulose is intended, and in particular for patients requiring a galactose-free diet and diabetic patients.
     There is therefore a requirement for crystalline lactulose of higher purity, in particular with the greatest possible reduction in carbohydrates other than lactulose and with the absence of undesirable residual alcoholic solvent concentrations, which are present when lactulose is crystallized from alcoholic solutions.
     The main currently known lactulose purification methods involve the use of alcoholic solvents, generally ethanol, together with complex procedures based on the extreme solubility of lactulose in an aqueous environment, or on various concentration processes by drying.
     Crystalline lactulose obtained from alcoholic solvents is known to always contain a considerable percentage of solvent retained by the crystal, probably by the formation of hydrogen bonds between the sugar OH groups and the solvent OH groups, and it is never possible to eliminate the solvent residue even by prolonged drying.
     One example of a process of purification by crystallization from ethanol is described in Italian patent No. 1,155,429.
     The yield of such processes when calculated with respect to the lactulose contained in the starting syrup is particularly low.
     In the present text the term “yield” indicates the amount of crystalline product obtained in a single step, as a weight percentage of the starting lactulose.
     Thus, processes for obtaining crystalline lactulose from alcoholic solutions have the drawbacks of greater complication, lower yields and consequent higher cost, and a product from which the undesirable alcoholic solvent traces cannot be eliminated.
     Again, processes involving concentration by direct drying of aqueous lactulose solutions, even if of high purity and whatever drying method is used (vacuum, lyophilization, spray drying), are known to lead to a very hygroscopic solid amorphous product or, as described in JP No. 61104800, to a solid containing crystalline lactulose which has to undergo further mixing and grinding before it can be used.
     Thus none of the previously used methods has provided crystalline lactulose free both of impurities in the form of other undesirable carbohydrates and of residual concentrations of alcoholic solvent retained by the lactulose crystal.
     Up to the present time it has been impossible in practice to directly obtain from aqueous solutions high-purity crystalline lactulose having the characteristics of the lactulose claimed in the present patent.
SUMMARY OF THE INVENTION
     In accordance with the present invention we have now discovered a new industrially applicable lactulose purification process which obviates all these drawbacks and enables crystalline lactulose to be obtained in a particularly simple and economical manner with a degree of purity exceeding 98% by weight and practically free of carbohydrates other than lactulose, in particular lactose and galactose, from aqueous solutions which contain it in an impure state due to the presence of carbohydrates other than lactulose, and/or alcohols. If the process of the present invention is applied to lactulose crystallized from alcoholic solutions and then redissolved in water, the crystalline lactulose finally obtained is practically free of any trace of the alcoholic solvent used and thus has a degree of purity considerably higher than that obtainable by any process previously used.
     The final yield of the process according to the invention varies according to the crystallization temperature, the crystallization time, the lactulose purity and the solution purity, and lies between 10 and 70%.
     In its preferred embodiments, the yield varies from 55 to 70% as indicated hereinafter, and is therefore considerably greater than in all previously used methods, so making this process usable more economically on an industrial scale than previous processes.
     The method of the present invention enables crystalline lactulose to be obtained from aqueous solutions which are impure because of the presence of carbohydrates other than lactulose and/or alcohols, and in particular from aqueous solutions having the following characteristics:
     (a) lactulose concentration of 50-80% w/w and preferably 65-70% w/w in the aqueous solution;
     (b) lactose concentration of less than 5% of the lactulose concentration by weight; (c) galactose concentration of less than 5% of the lactulose concentration by weight;
     (d) concentration of other carbohydrates of less than 4% of the lactulose concentration by weight;
     (e) total concentration of carbohydrates other than lactulose not exceeding 6% of the lactulose concentration by weight.
     The method according to the present invention is characterised by maintaining the crystallization conditions within precise critical values, and more specifi-

cally by simultaneously maintaining all the indicated parameters within the following defined critical values:
     a. Crystallization temperature between 5° and 40° C., and preferably between 10° and 15° C.
     b. Crystallization time between 10 and 60 hours, and preferably between 24 and 36 hours.
     Outside these values an extremely low final process yield is obtained such that the process cannot be used industrially, it being sufficient for only one of these parameters to lie outside the range of values defined by the present invention for the final yield to be such as to make the process unusable industrially.
     This process, which is described in detail in the examples, therefore not only enables crystalline lactulose to be obtained directly from sufficiently pure aqueous solutions, but also enables the residual solvent to be completely eliminated from crystalline lactulose obtained by conventional crystallization from alcoholic solvents such as methanol, ethanol and propanol.
     The following examples are given as non-limiting illustration of the process according to the invention for purifying and crystallizing lactulose from aqueous solutions.
EXAMPLE 1
     1000 kg of a lactulose solution having the following composition:

lactulose	50%
lactose	0.7%
galactose	0.9%
other sugars	0.3%
water	to make up to 100%
     are concentrated under vacuum to a lactulose concentration of 70%.
     The concentrated solution is then cooled to 13° C. and 1 kg of crystalline lactulose is added.
     The mixture is left under agitation for 24 hours maintaining the temperature at 13° C., after which the solid obtained, consisting of crystalline lactulose, is filtered off.
     The solid is dried in an air oven at a temperature not exceeding 35° -40° C. to obtain 273 kg of crystalline lactulose with a purity exceeding 98% and a yield of 54.5%.
EXAMPLE 2
     1000 kg of a lactulose solution having the following composition:

lactulose	50%
lactose	0.7%
galactose	0.9%
other sugars	0.3%
water to make up to	100%
are concentrated under vacuum to a lactulose concentration of 68%.
     The concentrated solution is cooled to 35° C. after which 1 kg of crystalline lactulose is added.
     Over a period of 20 hours the temperature is cooled to 15° C. while maintaining slow agitation, this temperature then being maintained for a further 16 hours.
     By centrifuging, 373 kg of wet product (KF 17%) are obtained, equivalent to 309.5 kg of dry product, with a yield of 61.7% and a purity of 98.3%.
EXAMPLE 3
     500 kg of crystalline lactulose (purity 98.7%) obtained by crystallization from ethanol, with a residual ethanol concentration of 5000 ppm, are dissolved in 2000 l of water.
     The solution obtained is concentrated under vacuum to 68% of lactulose and its temperature allowed to reach 30° -35° C. spontaneously.
     Crystallization is triggered by adding 800g of crystalline lactulose.
     The solution is then cooled to about 15° C. and kept at this temperature for 30 hours.
     By centrifuging, 430 kg of wet product (KF 18%) are obtained, equivalent to 342.5 kg of dry product, with a yield of 68.5% and a purity exceeding 99%.
     The residual ethanol content is reduced to less than 5 ppm.
     We claim:
     1. A method for preparing crystalline lactulose having less than 2% of carbohydrate other than lactulose and a purity exceeding 98% comprising:
(a)	adding a crystalline lactulose seed to an aqueous solution of lactulose having a lactulose concentration of from 50% to 80% w/w, a lactose concentration of less than 5% of the lactulose concentration by wt., a galactose concentration of less than 5% of the lactulose concentration by wt. and concentration of other carbohydrates of less than 4% of the lactulose concentration by wt.;

(b)	crystallizing said lactulose solution at a temperature between 5° and 40° C. and in a time between 10 and 60 hours; and

(c)	drying the obtained crystalline lactulose.
     2. A method as claimed in claim 1, wherein the lactulose concentration in the aqueous solution is 65-70% w/w and the total concentration of carbohydrates other than lactulose does not exceed 6% of the lactulose concentration by weight.
     3. The method of claim 1 wherein said lactulose solution crystallizing temperature is between 10° C. and 15° C. and said time is between 24 and 36 hours.
     4. The method of claim 1 wherein the aqueous solution of lactulose is obtained by dissolving lactulose, which was previously crystallized from alcoholic solutions, in water.
* * * * *

UNITED STATES PATENT AND TRADEMARK OFFICE
CERTIFICATE OF CORRECTION

PATENT NO.	5,003,061

DATED	March 26, 1991

INVENTORS) :	Renato CAROBBI et al.
     It is certified that error appears in the above-identified parent and that said Letters Patent is hereby corrected as shown below:
Title Page:
[73] Assignee: Please change “SIRAC Srl, Milan, Italy” to
—INALCO S.p.A., Milano, Italy—

Signed and Sealed this Fifth Day of January, 1993

Attest:

DOUGLAS B. COMER

Attesting Officer	Acting Commissioner of Patents and Trademarks

REEXAMINATION CERTIFICATE
ISSUED UNDER 35 U.S.C. 307
THE PATENT IS HEREBY AMENDED AS
INDICATED BELOW.
     Matter enclosed in heavy brackets [ ] appeared in the patent, but has been deleted and is no longer a part of the patent; matter printed in italics indicates additions made to the patent.
AS A RESULT OP REEXAMINATION, IT HAS BEEN DETERMINED THAT:
Claim 1 is determined to be patentable as amended.
     Claims 2, 3 and 4, dependent on an amended claim, are determined to be patentable.
     1. A method for preparing crystalline lactulose having less than 2% of carbohydrate other than lactulose and a purity exceeding 98% comprising;
     (a) adding a crystalline lactulose seed to an aqueous solution of lactulose having a lactulose concentration of from 50% to 80% w/w, a lactose concentration of less than 5% of the lactulose concentration by wt., a galactose concentration of less than 5% of the lactulose concentration by wt. and concentration of other carbohydrates of less than 4% of the lactulose concentration by wt., said aqueous solution containing water as the only solvent;
     (b) crystallizing said lactulose solution at a temperature between 5° and 40° C. and in a time between 10 and 60 hours; and
     (c) drying the obtained crystalline lactulose.
* * * * *

EXHIBIT C
Transition Plan

TRANSITION PERIOD SERVICES AGREEMENT
     THIS AGREEMENT is made and entered into as of April 7 , 2006, by and between INALCO BIOCHEMICALS, INC., a California corporation with principal offices at 3440 Empresa Drive, Suite A, San Luis Obispo, California 93401 (“Service Provider”) and CUMBERLAND PHARMACEUTICALS INC., a Tennessee corporation with principal offices located at 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203 ("Recipient"). Service Provider and Recipient are referred to herein collectively as "Parties" and separately as a “Party.”
     WHEREAS, this Agreement is intended to govern certain tasks to be accomplished in order to effect the orderly transfer from Service Provider to Recipient of the certain supply chain activities; and
     WHEREAS, Recipient wishes Service Provider provide for certain transitional services related to the Product (as defined herein) by Recipient, and Service Provider is willing to provide for such transitional services to Recipient, on the terms and conditions set forth herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
SERVICES
     1.1 Services Overview. During the Term (as defined in Article 7 hereof) and subject to the terms and conditions of this Agreement, Service Provider shall have provided to Recipient the supply chain activity services set forth in Section 1.2 (collectively, the “Services”).
     1.2 Supply Chain Activity Services.
     (a) Description. Service Provider shall have performed the following supply chain activity services relating to the Product: (i) customer service; (ii) maintaining inventory levels of Product (as defined herein) based upon Recipient’s forecasts and reporting inventory levels monthly to Recipient; (iii) order taking, processing and fulfillment of orders including billing and invoicing; (iv) processing and recording of sales, credits and price concessions; (v) warehousing and distribution; (vi) management of suppliers for transfer to Recipient; (vii) calculation and filing of government reports; (viii) reconciling aged accounts receivable balances; (ix) processing and destroying returned Product; (x) coordinating logistics and obtaining and maintaining all necessary permits and all other documentation for transporting Product; and (xi) processing of government rebates for Product identified by Mylan’s NDC Code throughout the Term. For purposes hereof, “Product” shall mean the pharmaceutical product lactulose crystals sold under the Kristalosee trademark in all strengths and dosage forms. For purposes hereof, “NDC Code” shall mean the National Drug Code number assigned as a listing number to each drug or class of drugs as described in Section 510(e) of the Federal Food, Drug, and Cosmetic Act. Notwithstanding anything herein to the contrary, commencing on the Effective Date (as defined herein), Recipient shall have sole responsibility for production forecasts and all Product pricing decisions and any state and other governmental entity licenses for Product commercial distribution. For purposes hereof, “Effective Date” shall mean the Effective Date as defined in the Kristalose Agreement dated April 7 , 2006, among Recipient, Inalco Biochemicals, Inc., and Inalco S.p.A (the "Master Kristalose Agreement"). With respect to the Product, the Transition Team (as defined in Section 3.1(b)) will work together in good faith to determine how the Recipient and Service Provider will cooperate to comply with all government price reporting obligations, including, but not limited to, average manufacturer‘s price, average sales price, best price, and non-federal average manufacturing price. All Services are required to be provided in a competent manner in conformity with applicable requirements of any governmental authority, including the United States Food and Drug Administration.

     (b) Service Period. Except for the Services set forth in Section 1.2 (a)(xi) which Service Provider shall have performed throughout the Term, Service Provider shall have performed the Services set forth in this Section 1.2 for the period commencing on the Effective Date and ending on the first to occur of (i) early termination of this Agreement pursuant to Article 7 hereof; or (ii) the date upon which Recipient has begun using its own NDC Code and all inventories of Product containing Mylan’s NDC Code have been sold. Immediately upon expiration of such period, Recipient shall be fully responsible for such Services and shall immediately cease using Mylan’s NDC Code, and Service Provider shall have no further responsibility whatsoever for the Services.
     (c) NDC Code. Recipient shall use all reasonable efforts to establish as soon as possible following the Effective Date its own NDC Code. Once the Recipient has received its own number, the Transition Team will work together to transition to use of that code on the Product as soon as possible. Within ten (10) business days of the receipt by Recipient of its own NDC Code, the Parties, acting through their designees on the Transition Team, will agree in writing on the date for the transition of the Services (except for Services provided pursuant to Section 1.2(a)(xi)) from Service Provider to Recipient.
     (d) Sales Data. Service Provider shall supply Recipient on a monthly basis with a written report containing information on the channels of distribution of the Product, sales results, and remaining inventory of the Product for the period since the ending date of the prior such report. Each report shall be delivered to Recipient no later than five (5) days after the end of the month in question. Within thirty (30) days after the end of the month in question, Service Provider will also provide a more detailed sales report that sets forth the information contained in Section 2.2(a)(i),(ii), and (iii) and such other information as is reasonably requested by Recipient.
     1.3 Limitation on Service Provider’s Obligations. Service Provider will not be obligated to (i) hire additional or different personnel or acquire additional resources or (ii) retain personnel currently employed by it, but, in each case to devote such personnel as may be reasonably necessary to provide the Services to Recipient pursuant to and in accordance with the terms of this Agreement.
     1.4 Performance of Services; Remedy. Service Provider agrees to have performed the Services with the same skill, diligence, and expertise as have historically been applied by Service Provider and others in the performance of Services prior to the Effective Date. Service Provider shall have the Services performed at existing facilities of Mylan Laboratories or at such other place as agreed in writing by Recipient in advance of performance. Each Party agrees and acknowledges that except as otherwise set forth herein, Recipient’s sole and exclusive remedy and Service Provider’s sole and exclusive liability for any defect or error in the Services will be correction or re-performance of the Services.
     1.5 License. Service Provider hereby represents and warrants that it has the right to sublicense, and hereby does sublicense, to Recipient its non-exclusive license to use the names and marks “Mylan” and “Bertek” in connection with the use, sale, marketing and distribution of the Product. All such use shall be consistent with the use of such names in connection with the Product prior to the Effective Date. Such sublicense shall terminate upon the earliest to occur of the following events: (i) Recipient‘s commencing commercial use of revised labels, printed materials and Product samples to sell, market and distribute the Product under Recipient’s own name and NDC Code; (ii) termination of the Services set forth in Section 2.1 of this Agreement; (iii) Service Provider’s receipt of written notice from Recipient that Recipient no longer requires the sublicense; or (iv) thirty (30) days after Recipient’s receipt of notice from Service Provider that Recipient is in material breach of this Section 1.5 if Recipient has not, within such thirty (30) day period, cured such material breach. Recipient shall make commercially reasonable efforts to obtain such revised labels, printed materials and Product samples as soon as possible.

ARTICLE 2
FEES
     2.1 Fees. If Recipient fails to begin performing the Services (except for Section 1.2(a)0d)) on the date agreed to by the Transition Team pursuant to Section 1.2(c), Recipient shall begin on such date paying Service Provider the sum of [***] Dollars (US $[***]) per month for the Services. In addition, Recipient shall reimburse Service Provider for all documented and reasonable out-of-pocket expenses incurred during the Term and necessary for the performance of all of Service Provider’s obligations under this Agreement.
     2.2 Payments. (a) During the period that the Service Provider shall have the Services set forth in Section 1.2(a) performed, Service Provider will immediately remit to Recipient payments received from Mylan, which are to be made the first business day of each calendar month, an amount equal to the revenues received by Mylan during the prior calendar month from the sale of Product (after the deduction of any quantity and / or normal and customary cash discounts actually allowed for the sale of those Products) less (i) Recipient’s supply price of $[***] per 10-gram pouch sold and $[***] per 20-gram pouch sold, as applicable, (ii) the cost of any credits, rebates, administrative fees, reimbursements, chargebacks, rejections, returns or similar charges allocated to the Recipient as determined by Section 2.3 below in such calendar month, and (iii) any and all fees due from Recipient to Service Provider for such calendar month as set forth in Section 2.1. If the costs under subsections (i), (ii) and (iii) in this Section exceed the revenues received by the Service Provider from the sale of Product for the calendar month then the Recipient will remit the balance to Service Provider. Thereafter, Recipient shall make payments to Service Provider monthly within [***] ([***]) days of Recipient’s receipt of invoice for amounts due under Section 2.2(a)(ii) above. Service Provider may charge the Recipient a late fee of one and one-half percent (1.5%) per month on any undisputed payment which the Recipient does not pay within thirty (30) days of becoming due. Taxes arising as payable by the Recipient by virtue of the delivery of Services hereunder shall be in addition to the foregoing amounts and shall be paid by Recipient.
     (b) Any withholding taxes, levies, or other duties paid or required to be withheld under the appropriate local tax laws by Service Provider as a direct result of monies being paid to Recipient hereunder may be deducted from the amount of monies otherwise payable to Recipient provided that Service Provider promptly provides Recipient with a certificate evidencing payment of such taxes, levies or dates and the amounts actually paid. The Parties shall cooperate reasonably with each other to ensure that any amounts required to be withheld are reduced in amount or not paid to the fullest extent permitted by law. No deduction shall be made, or a reduced amount shall be deducted, if Recipient furnishes a document from the appropriate tax authorities to Service Provider certifying that the payments are exempt from withholding or subject to reduced withholding, according to the applicable convention for the avoidance of double taxation.
     2.3 Accounts Arrangements. For all credits, price concessions, rebates, administrative fees, reimbursements, chargebacks, rejections, returns (including the cost of destroying any return) and similar costs (“Costs”) paid or issued subsequent to the Effective Date that pertain:
     (a) to the sale of Product prior to the Effective Date, Service Provider shall be responsible for those Costs; and
     (b) to the sale of the Product subsequent to the Effective Date, Recipient shall be responsible for those Costs.
Recipient shall reimburse Service Provider, and Service Provider shall reimburse Recipient, for any payments made by it for which the other is responsible pursuant to this Section 2.3, in each case against invoice. Determination of liability for any particular Cost shall be made using the methodology that most accurately and reasonably allocates Costs as outlined above, such as lot number of the Product sold, or where it is not possible to determine the lot number of Product sold, by the timing between incurring the Cost and the time of actual payment (such time lag to be reasonable to both Parties) or such other method as the Parties may agree. If the

Parties cannot agree on allocation of any Cost, the calculation will be submitted for determination to an international, independent public accounting firm mutually selected by the Parties, and such determination will be binding on the Parties. For ease of administration, the Parties agree to accept the following assumptions:
(i) for Medicaid rebates, rebates that are claimed within 180 days of the Effective Date will be deemed to pertain to Mylan’s sales and rebates claimed thereafter (or any with Recipient ‘s label) will be deemed to pertain to Recipient’s sales;
(ii) with respect to returns, each Party is responsible for all returns relating to entire lots of Product sold by it. Where each Party has sold part of a lot of Product, unless otherwise agreed, returns will be destroyed and the responsibility for the Costs of such returns will be allocated between Recipient and Service Provider in proportion to volume of sales of Product made by it from that lot. The Parties believe the above calculation would be the most reasonable basis for allocating returns, however, if after reviewing the actual return activity, a Party believes an alternate basis is more accurate it may propose such alternate basis. If the Parties cannot agree on the suggested alternate allocation of returns, the calculation will be submitted for determination to an international, independent public accounting firm mutually selected by the Parties, and such determination will be binding on the Parties.
ARTICLE 3
DELIVERY
     3.1 Delivery.
     (a) Books and Records. Service Provider shall commence delivery of the books and records set forth on Exhibit A hereto (the “Books and Records”) to Recipient within seven (7) business days of the Effective Date, and Service Provider shall complete the delivery of the Books and Records to Recipient within thirty (30) days of the Effective Date. Notwithstanding anything herein to the contrary, the Parties acknowledge that Service Provider may indefinitely retain a copy of the Books and Records for regulatory, liability and/or archival purposes.
     (b) The Parties shall appoint a transition team comprising one project manager from Recipient, one project manager from Service Provider and one project manager from Mylan ("Transition Team”). Each project manager shall involve additional representatives of his/her respective Party with the requisite experience, knowledge and expertise necessary to accomplish the objectives of the Transition Team. Service Provider shall have Mylan’s representative on the Transition Team provide for access to employees and/or contractors who have direct and up-to-date experience of managing the Product. The Transition Team shall be appointed within ten (10) days of the Effective Date for the Term and shall be responsible for agreeing and implementing the detailed arrangements for the transfer of each of the Services from Service Provider to Recipient.
ARTICLE 4
RESPONSIBILITY
     Nothing in this Agreement shall be construed as: (a) an assumption by either Party hereto of any financial obligation of the other Party hereto; (b) an assumption by either Party hereto of responsibility for the operations of the other Party hereto; or (c) the creation of any relationship of employment between either Party hereto and employees or consultants of the other Party hereto, or its affiliates.

ARTICLE 5
DISCLAIMERS; INDEMNIFICATION
     5.1 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     5.2 Exclusion of Liability. IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.
     5.3 Limitation of Liability. EXCEPT AS OTHERWISE SET FORTH HEREIN, SERVICE PROVIDER’S AGGREGATE LIABILITY ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT SHALL BE LIMITED TO CORRECTION OR RE-PERFORMANCE OF THE SERVICES BY SERVICE PROVIDER AT SERVICE PROVIDER’S EXPENSE.
     5.4 Indemnification. Each Party (the “Indemnifying Party”) shall indemnify and hold the other Party (the “Indemnified Party”) harmless from and against all claims, causes of action, settlement costs, including reasonable attorneys’ fees, losses or liabilities of any kind asserted by third persons which arise out of or are attributable to any negligent act or omission on the part of the Indemnifying Party in the performance of its obligations under this Agreement.
ARTICLE 6
FORCE MAJEURE
     Service Provider shall not be held responsible for the failure or delay in performance hereunder to the extent such failure or delay is due to a cause reasonably beyond the control of Service Provider, and which could not be avoided or prevented by reasonable foresight and planning (“Force Majeure Event”). This may (but may not necessarily) include without limitation, an act of God, war, fire, flood, explosion, sabotage, terrorism, epidemic, strikes and labor interruption, shortage, accident, unusually severe weather or other similar causes. In any such event, Service Provider shall promptly give notice to Recipient of the occurrence or circumstance upon which it intends to rely to excuse its performance. Duties and obligations of both Parties to the extent so affected shall be suspended for the duration of the Force Majeure Event and the fee payable under Section 2.1 shall be reasonably adjusted to reflect the level and scope of Services received by Recipient; provided, however, during such Force Majeure Event, Service Provider shall use reasonable efforts in providing Services hereunder not to disfavor Recipient as compared to itself when providing such similar services for its own operations.
ARTICLE 7
TERM AND TERMINATION
     7.1 Term and Termination.
     (a) Unless this Agreement is earlier terminated in accordance with paragraphs (b) or (c) of this Section 7.1, or unless otherwise agreed to in writing by the Parties hereto, this Agreement shall terminate on the date which is eighteen (18) months following the Effective Date (the “Term”). In addition to the provisions of paragraphs (b) and (c) of this Section 7.1, this Agreement may be terminated by Recipient upon thirty (30) days’ advance written notice to Service Provider at any time.

     (b) If Service Provider, on the one hand, or Recipient, on the other hand, shall fail to perform or shall default in the performance of any material provision of this Agreement, and if such failure or default shall continue for thirty (30) days (or where the default is a failure to pay monies due, for ten (10) days) after receipt by such defaulting Party of written notice of such failure or default, and such failure or default is not cured within such thirty (30) day (or ten (10) day) period (as appropriate), then the non-defaulting Party may terminate this Agreement in its entirety only. A termination of this Agreement shall become effective upon the expiration of such thirty (30) day (or ten (10) day) period (as appropriate), without the requirement of any additional notice, in the absence of a cure of the default and notice by the defaulting Party to the non-defaulting Party that the default has been cured. Termination pursuant to this Section 7.1(b) shall be without prejudice to any right or remedy a Party may have in respect of the breach giving rise to the termination.
     (c) Upon expiration of the Term or earlier termination hereof for any reason, Service Provider shall have Mylan immediately cease all marketing, sale, promotion and distribution of the Product and shall promptly send all relevant records, materials, or confidential information relating to the Product and any remaining inventory thereof in its possession to Recipient.
ARTICLE 8
MISCELLANEOUS
     8.1 Compliance with Applicable Law. In performing this Agreement, the Parties shall comply with all applicable laws.
     8.2 Notices: Any notice permitted or required by this Agreement may be sent by facsimile with the original document being sent by certified (or registered) mail, return receipt requested, or overnight delivery and shall be effective when received (or refused) via facsimile or mail or overnight if faxed and sent and addressed as follows (or to such other facsimile number or address as may be designated by a Party in writing):

If to Recipient:	If to Service Provider:

Cumberland Pharmaceuticals Inc.	Inalco Biochemicals, Inc.
2525 West End Ave., Suite 950	3440 Empresa Drive, Suite A
Nashville, Tennessee 37203	San Luis Obispo, CA 93401

Fax: 615-255-0094	Fax: 805-782-0719

Attn: Chief Executive Officer	Attn: Eric A. Lowe
Such notice shall be effective upon the earlier of (i) receipt by the Party to whom notice is sent, (ii) seven (7) days after deposit into the mail, or (iii) receipt of fax-back confirmation if notice is sent via facsimile.
     8.3 Assignment. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, and the performance of its duties hereunder shall not be delegated; provided, however, that either Party may assign this Agreement to any person or entity which acquires substantially all of its assets and business.
     8.4 Independent Contractors. The Parties hereto agree that each is acting as an independent contractor and not as an agent of the other or as joint venturers.
     8.5 Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not act as a waiver of such obligation. No waiver, modification, release, or amendment of any obligation under this Agreement shall be valid or effective unless in writing and signed by both Parties.

     8.6 Successors in Interest. This Agreement shall inure to the benefit of and be binding on the Parties’ permitted assigns or successors in interest.
     8.7 Severability. In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.
     8.8 Exhibits; Headings. All Exhibits annexed to and incorporated in this Agreement by reference are deemed to be a part hereof. The headings used in this Agreement are for convenience only and are not part of this Agreement.
     8.9 Choice of Law. This Agreement is subject to and shall be construed and enforced in accordance with the laws of the State of Delaware. The Parties hereby submit to the jurisdiction of federal and state courts in the State of Delaware in respect to all disputes arising out of or in connection with this Agreement and waive any and all objections to such venue.
     8.10 Entire Agreement. This Agreement is being entered into pursuant to the Master Kristalose Agreement, and this Agreement (including exhibits hereto) constitutes an exhibit to the Master Kristalose Agreement. In the event of any conflict or inconsistency between the terms of this Agreement and the Master Kristalose Agreement, the terms of the Master Kristalose Agreement shall govern.
     8.11 Performance. Time is of the essence in each Party’s performance of its obligations hereunder.
     8.12 Enforcement. Each Party acknowledges that in the event of breach of its covenants under this Agreement, actual damages may be impossible to calculate, that remedies at law may be inadequate, and the other Party may suffer irreparable harm. Therefore, the Parties agree that any such covenant may be specifically enforced through injunctive relief, but such right to injunctive relief shall not preclude either Party from other remedies which may be available to it.
     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

INALCO BIOCHEMICALS, INC.

By:	/s/ illegible

Title: President

CUMBERLAND PHARMACEUTICALS INC.

By:	/s/ A.J. Kazimi

Title: C.E.O.

EXHIBIT A to Transition Agreement
Books and Records
Data Room Index

Label #	Description
1.	Historical units, gross sales, & expenses
2.	2005 Market research presentation
3.	Sample inventory at 2/14/06
4.	Prices & purchase mix
5.	Promotional items & literature inventory at 2/14/06
6.	Medical information / inquiries
7.	Mylan accounting policies excerpt from 2005 10-k filing
8.	Gross sales forecast through 2011
9.	Activity reports: July 2002 — June 2005 details by specialty
10.	Aligned & call file prescribers by territory
11.	Call file: QI FY06 & call file development flow chart
12.	Called on/detailed prescribers: June 2004 — May 2005
13.	Reach & frequency analysis: FY 2005 & Q1 FY 06
14.	Sample history: June 2004 — May 2005
15.	Targets by market
16.	Targets by product
17.	Learning System
18.	Training Manual
19.	Field Directions & Training Presentation
20.	Market research study: stocking & positioning
21.	Sales & marketing presentations, FY 06 marketing plan, promotional plan, & sample distribution procedures
22.	Concept Testing report & samples of certain promotional materials
23.	Product supply & manufacturing data
24.	Medical information
25.	Trademark documentation
Service Provider also will supply Recipient the following additional items within the time period specified in Section 3.1(a) of the Agreement:

1.	A list of customers to receive a notice letter from Mylan substantially in the form attached hereto.
2.	All purchase orders pending on the Effective Date, as well as all orders for Product received thereafter.
3.	All existing URLs related to the Product and information needed to continue use of such URLs.
4.	All Product inquiries received by Mylan following the Effective Date.
5.	Analysis of sales by customer.
6.	All inventory of Product related promotional materials.

EXHIBIT D
Specifications

STANDARD SPECIFICATION

Product	Lactulose Bulk API

Chemical name	4-O-ß-Galactopyranosyl-D-Fructofuranose.

Empirical Formula	C12H22O11

Molecular weight	342.30

Characters	White or nearly white, odorless powder

Solubility	Freely soluble in water

Test	Limits

Assay	> [***]% anhydrous basis

Related substances (the sum of galactose and lactose)	< [***]% anhydrous basis

Water	< [***]%

Specific Optical Rotation	- [***]º to - [***]º

Total bacterial count	< [***] cfu/g

E.Coli	absent

Salmonella Species	absent
These specifications are current as of March 31, 2006

STANDARD SPECIFICATION

Product	Lactulose for oral solution, 10-gram unit dose

Chemical name	4-O-ß-Galactopyranosyl-D-Fructofuranose.

Empirical Formula	C12H22O11

Molecular weight	342.30

Characters	White or nearly white, odorless powder

Solubility	Freely soluble in water

Test	Limits

Assay	> [***]% anhydrous basis

Related substances (the sum of galactose and lactose)	< [***]% anhydrous basis

Water	< [***]%

Specific Optical Rotation	- [***]º to - [***]º

Total bacterial count	< [***] cfu/g

E.Coli	absent

Salmonella Species	absent

Fill weight	Average net content of 10 sachets ≥ 10.0g

Minimum Fill	Net content of any single sachet ≥ 9.0g

Maximum Full	Net content of any single sachet ≤ 11.0g
These specifications are current as of March 31, 2006

STANDARD SPECIFICATION

Product	Lactulose for oral solution, 20-gram unit dose

Chemical name	4-O-ß-Galactopyranosyl-D-Fructofuranose.

Empirical Formula	C12H22O11

Molecular weight	342.30

Characters	White or nearly white, odorless powder

Solubility	Freely soluble in water

Test	Limits

Assay	> [***]% anhydrous basis

Related substances (the sum of galactose and lactose)	< [***]% anhydrous basis

Water	< [***]%

Specific Optical Rotation	- [***]º to - [***]º

Total bacterial count	< [***] cfu/g

E.Coli	absent

Salmonella Species	absent

Fill weight	Average net content of 10 sachets ≥ 20.0g

Minimum Fill	Net content of any single sachet ≥ 18.0g

Maximum Full	Net content of any single sachet ≤ 22.0g
These specifications are current as of March 31, 2006

STANDARD SPECIFICATION

Product	Lactulose Bulk API

Chemical name	4-O-ß-Galactopyranosyl-D-Fructofuranose.

Empirical Formula	C12H22O11

Molecular weight	342.30

Characters	White or nearly white, odorless powder

Solubility	Freely soluble in water

Test	Limits

Identification	Conforms with tests B,C,D and E of the European Pharmacopoeia

pH of solution	[***] to [***]

Color of solution	≤ reference solution BY5 of the European Pharmacopoeia

Clarity of solution	clear

Assay	≥ [***]% anhydrous basis

Related substances (the sum of galactose, lactose, epilactose, tagatose and fructose)	≤ [***]%

Water	≤ [***]%

Specific Optical Rotation	- [***]º to - [***]º

*Boron	≤ [***] ppm

*Methanol	≤ [***]ppm

*Lead	≤ [***]ppm

*Sulphated Ash	≤ [***]%

Particle size	[***] > 800µ [***]% < 100µ

Bulk density	> [***]g/ml

Flowability	< [***] seconds

Total viable aerobic count	< [***] cfu/g

E.Coli	absent/1 g

Salmonella Species	not detectable

*	These tests are periodically performed in accordance to the Certification of Suitability of Monographs of the Eur. Ph. and internal validation. It would comply if tested.
These specifications will be effective upon approval by a Competent Authority.

STANDARD SPECIFICATION

Product	Lactulose for oral solution, 10-gram unit dose

Chemical name	4-O-ß-Galactopyranosyl-D-Fructofuranose.

Empirical Formula	C12H22O11

Molecular weight	342.30

Characters	White or nearly white, odorless powder

Solubility	Freely soluble in water

Test	Limits

Description	Cardboard box containing patient information leaflet and 30 single dose sachets, each containing nominally 10g of white or nearly white, odorless powder

Identification	Principal peak in test solution chromatogram is similar in position and size to the principal peak in the reference solution chromatogram

Complies with the test for specific optical rotation

Fill weight	Average net content of 10 sachets ≥ 10.0g

Minimum Fill	Net content of any single sachet ≥ 9.0g

Maximum Fill	Net content of any single sachet ≥ 11.0g

pH of solution	[***] to [***]

Assay	≥ [***]% anhydrous basis

Related substances (the sum of galactose, lactose, epilactose, tagatose and fructose)	≤ [***]%

Water	≤ [***]%

Specific Optical Rotation	- [***]º to - [***]º

Total viable aerobic count	< [***] cfu/g

E.Coli	absent/1 g

Salmonella Species	not detectable
These specifications will be effective upon approval by a Competent Authority

STANDARD SPECIFICATION

Product	Lactulose for oral solution, 20-gram unit dose

Chemical name	4-O-ß-Galactopyranosyl-D-Fructofuranose.

Empirical Formula	C12H22O11

Molecular weight	342.30

Characters	White or nearly white, odorless powder

Solubility	Freely soluble in water

Test	Limits

Description	Cardboard box containing patient information leaflet and 30 single dose sachets, each containing nominally 20g of white or nearly white, odorless powder

Identification	Principal peak in test solution chromatogram is similar in position and size to the principal peak in the reference solution chromatogram

Complies with the test for specific optical rotation

Fill weight	Average net content of 10 sachets ≥ 20.0g

Minimum Fill	Net content of any single sachet ≥ 18.0g

Maximum Fill	Net content of any single sachet ≥ 22.0g

pH of solution	[***] to [***]

Assay	≥ [***]% anhydrous basis

Related substances (the sum of galactose, lactose, epilactose, tagatose and fructose)	≤ [***]%

Water	≤ [***]%

Specific Optical Rotation	- [***]º to - [***]º

Total viable aerobic count	< [***] cfu/g

E.Coli	absent/1 g

Salmonella Species	not detectable
These specifications will be effective upon approval by a Competent Authority

EXHIBIT E
Adverse Event Reporting
CUMBERLAND’s role in assisting INALCO in the management of adverse events and product complaints for the INALCO-manufactured, Kristalose® (Lactulose for Oral Solution) shall be as follows:
In the event that CUMBERLAND receives an adverse event report or product complaint, CUMBERLAND will perform all communication with the initial reporter (i.e. documentation of the initial report, fellow-up correspondence, closeout letter etc.) This information will be faxed or sent via e-mail to INALCO (fax #805-782-0719). Also note that all adverse event reports and product complaints will be assigned a tracking number by CUMBERLAND (ex. KRIS2000-XXXINL). This number should be used on any correspondence regarding the reports between INALCO and CUMBERLAND. INALCO assumes all other responsibilities for the management of adverse events and product complaints for these products, which can be detailed as follows:
•	Completion of product investigation.

•	Preparation and submission of FDA 3500A forms for adverse event complaints.

•	Preparation and submission of periodic reports for adverse experiences.

•	Preparation and submission of alert reports for adverse experiences.

•	Maintenance of completed files for all AE and product quality complaints. (CUMBERLAND will send INALCO a copy of the file once the investigation is complete.)
Any product that is returned to CUMBERLAND will be forwarded on to INALCO, a QA investigation form will also be sent to INALCO to be completed and returned to CUMBERLAND. CUMBERLAND will periodically send a report to INALCO providing a listing of the adverse events and quality complaints received by CUMBERLAND for Kristalose during that period.
In summary, INALCO will manage all manufacturing-related investigations and maintain all communication with the Food and Drug Administration regarding these products. All medical information requests will be answered by CUMBERLAND.